[***] - CONFIDENTIAL TREATMENT REQUESTED

     Confidential Portions of This Agreement Which Have Been Redacted Are Marked With Brackets ("[***]"). The Omitted Material Has Been Filed Separately With The Securities and Exchange Commission.




                           NETWORK SERVICES AGREEMENT

                                 BY AND BETWEEN

                        WEST VIRGINIA PCS ALLIANCE, L.C.

                           VIRGINIA PCS ALLIANCE, L.C.
                                       AND

                      HORIZON PERSONAL COMMUNICATIONS, INC.

                           DATED AS OF AUGUST 12, 1999

                           NETWORK SERVICES AGREEMENT

This Network Services Agreement is dated as of August 12, 1999 ("Effective Date") by and between West Virginia PCS Alliance, L.C., a Virginia limited liability company (the "WV Alliance"), Virginia PCS Alliance, L.C., a Virginia limited liability company (the "VA Alliance"), (collectively, the "Alliances"); and Horizon Personal Communications, Inc., an Ohio corporation ("Horizon").

                                    RECITALS

A. The Alliances own broadband personal communications services ("PCS") licenses and own and operate a PCS network (the "Alliances' Network") and provide PCS services in several geographic markets, including the Markets (as defined below).

B. Subject to the terms and conditions contained in this Agreement, Horizon desires to purchase PCS Service (as defined below) from the Alliances and market and sell the service to Horizon End Users (as defined below) as Horizon's Private Label Service (as defined below), and the Alliances desire to sell PCS Service to Horizon.

     NOW, THEREFORE, and in consideration of the above premises and the mutual promises set forth in this Agreement, the Alliances and Horizon agree as follows:

1.   DEFINITIONS

     "Affiliate" means a person or entity that, directly or indirectly, controls, is controlled by or is under common control with another person or entity.

     "Agreement" means this agreement and all of its Schedules and Exhibits.

     "Alliances' Customer" means any person, other than Horizon, purchasing from the Alliances (i) PCS service or (ii) any other services offered for sale by the Alliances.

     "Alliances' Network" has the meaning assigned to the term in the Recitals.

     "CFW" means CFW Communications Company, a Virginia corporation.

     "Effective Date" has the meaning assigned to the term in the Preamble.

     "ESN" means the electronic equipment number for each handset.

     "Facilities" means the telecommunications switching equipment, cell site transceiver equipment, towers, connecting circuits, software and other equipment installed, maintained, expanded, modified or replaced by the Alliances to render PCS Service within a Market.

     "FCC" means the Federal Communication Commission or any successor agency.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the FCC.

     "Handsets" means the mobile handsets to be used by Horizon End Users and any other terminal equipment designed to be used by Horizon End Users and to be compatible with Sprint PCS networks.

     "Horizon" has the meaning assigned to the term in the Preamble.

     "Horizon End User" means any person purchasing Private Label Service from Horizon, including without limitation customers of Sprint PCS, customers of a Sprint PCS Manager and customers of a PCS operator who uses the Sprint PCS service marks as its primary or secondary service marks throughout its PCS operations.

     "Horizon Retail Location" means a retail establishment which has an agreement to sell either Horizon or Sprint PCS Handsets which is located within an area that could be reasonably assumed to have on-street coverage from an Alliance cell site or could otherwise be reasonably expected to be within the PCS Service Coverage Area as defined in Schedule 7.7.

     "Interim Agreement" means the Network Agreement, dated as of November 11, 1998, among Horizon, WV Alliance and VA Alliance.

     "Licenses" means the PCS licenses issued by the FCC to the Alliances, which authorize the provision of PCS services in the Markets.

     "Management Agreement" means the Management Agreement, dated June 8, 1998, by and between Horizon and Sprint PCS, as amended from time to time.

     "Markets" means the Basic Trading Areas (as defined by the FCC) set forth in Schedule 1 (Markets) in which PCS Service is to be made available to Horizon pursuant to this Agreement and the Licenses. A "Market" is any one of such Basic Trading Areas. Schedule 1 may be updated to include additional BTAs based on mutual written agreement by the parties. Such additional BTAs may include BTAs for which one or more owners of the Alliances (rather than the WV Alliance or the VA Alliance) presently control the Licenses.

     "MIN" means a mobile identification telephone number.

     "PCS" means all radio communications that encompass mobile and ancillary fixed communication as set forth in 47 C.F.R. Part 24.5, which as of the Effective Date utilizes frequency bands approaching 1.9 gigahertz in broadband.

     "PCS Service" means the PCS service provided to Horizon by the Alliances as more particularly described in Schedule 2 (PCS Service and Pricing). PCS Service does not include roaming or long distance services.

     "Private Label Service" means the service provided by Horizon to its Horizon End Users, utilizing the PCS Service provided to Horizon by the Alliances, under Horizon's and/or Sprint PCS' labels, brands and marks, or other labels, brands or marks which Horizon is permitted to use under the Management Agreement.

     "Sprint PCS" means, collectively, Sprint Spectrum L.P. and Sprint Com, Inc.

     "Sprint PCS Manager" means an entity (such as Horizon) which provides Sprint PCS branded PCS service pursuant to a management agreement between such entity and Sprint PCS.

     "Start Date" means, for each Market,  the date specified as "Start Date" in
Schedule 1 (or in the amendment to this Agreement which adds a Market) and if no date is specified, the date on which Horizon first initiates Private Label Service in a Market.

2.   HORIZON RELATIONSHIP

     Subject to the terms and conditions of this Agreement, the Alliances will provide and sell PCS Service to Horizon in the Markets, and Horizon will purchase PCS Service from the Alliances in the Markets and pay the Alliances for PCS Service as more specifically described in Schedule 2. The Alliances authorize Horizon to market and sell the service as Private Label Service in each Market to Horizon End Users subject to the terms and conditions of this Agreement. The parties expressly agree that use (including, but not limited to, roaming use) of the Alliances' Network by Third Parties (meaning those parties other than Horizon, Sprint PCS, Sprint PCS Managers and PCS operators who use the Sprint PCS service marks) is not covered by this Agreement and Horizon, Sprint PCS, Sprint PCS Managers and PCS operators who use the Sprint PCS service marks shall have no right to revenues or any other interests resulting from such Third Party use of the Alliances' Network. No provision of this Agreement will be construed as vesting in Horizon any control whatsoever in any facilities and operations of the Alliances, including the Facilities, or the operations of any Affiliate of the Alliances. Horizon will not represent itself as a FCC, federal or state certified licensee for PCS in the Markets by reason of this Agreement.

3.   TERM

3.1  GENERAL

     Subject to the early termination provisions set forth in Section 14 and the renewal provisions of Section 3.2, the term of this Agreement will be for the period commencing on the Effective Date and extending until June 8, 2008.

3.2  RENEWAL

     This Agreement will automatically renew beyond the initial term set forth in Section 3.1 for four separate renewal periods of ten years each (with a maximum Agreement duration of 50 years), unless (a) Horizon gives written notice to the Alliances on or before the date which is 180 days prior to the end of the initial term or the applicable renewal term, as the case may be; or (b) the Alliances give written notice to Horizon on or before the date which is 24 months prior to the end of the initial term or the applicable renewal term, as the case may be.

3.3  PHASE-OUT PERIOD

     Upon expiration of the term of the Agreement pursuant to this Section 3, the applicable phase-out period set forth in Section 14.5 will apply. During the phase-out period, the Alliances agree to offer to sell PCS service to Horizon in accordance with Section 14.5.

4.   REPRESENTATIONS AND WARRANTIES

     Each  party  makes  the  following   representations  and  warranties,   as
applicable, as of the Effective Date:

4.1  DUE INCORPORATION OR FORMATION; AUTHORIZATION OF AGREEMENT

     The party is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

4.2  NO CONFLICT; NO DEFAULT; ENFORCEABILITY

     Neither the execution, delivery and performance of this Agreement nor the consummation by the party of the transactions contemplated in this Agreement will conflict with, violate or result in a breach of (a) any applicable law, regulation, order, writ, injunction, decree, determination or award of any Governmental Authority, (b) any of the terms, conditions or provisions of the certificate of organization, bylaws or other governing documents of the party, or (c) any material agreement or instrument to which the party is or may be bound or to which any of its material properties, assets or businesses is subject. This Agreement represents the valid and binding obligation of the party, enforceable in accordance with its terms. Horizon represents that entering into this Agreement will not conflict with the Management Agreement.

4.3  LITIGATION

     There are no actions, suits, proceedings or investigations pending or, to the knowledge of the party, threatened against or affecting the party or any of its properties, assets or businesses in, before or by any Governmental Authority which could, if adversely determined, reasonably be expected to have a material adverse effect on the party's ability to perform its obligations under this Agreement.

4.4  NETWORK

     WV Alliance represents that it has title to, or a leasehold interest in, the Alliances' Network as located within the BTAs identified in Schedule 1 as "WV Alliance BTAs," including, but not limited to, (i) title to all cell site equipment such as base stations and antennas and related PCS infrastructure,
(ii) title to, or a leasehold interest in, towers and other space as required for the attachment of all PCS antennas and location of base station equipment, and (iii) title to, or a leasehold interest in, switching equipment utilized for the Alliances' Network within the WV Alliance BTAs, except in each case for minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to provide the PCS Service to Horizon. VA Alliance represents that it has title to, or a leasehold interest in, the Alliances' Network as located within the BTAs identified in Schedule 1 as "VA Alliance BTAs," including, but not limited to, (i) title to all cell site equipment such as base stations and antennas and related PCS infrastructure,
(ii) title to, or a leasehold interest in, towers and other space as required for the attachment of all PCS antennas and location of base station equipment, and (iii) title to switching equipment utilized for the Alliances' Network within the VA Alliance BTAs, except in each case for minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to provide the PCS Service to Horizon.

5.   SCOPE OF PCS SERVICE; HANDSET HANDLING; MIN ADMINISTRATION; BILLING

5.1  PCS SERVICE

     During the term of this Agreement, the Alliances agree to provide to Horizon the PCS Service more specifically described in Schedule 2 in the ---------- Markets set forth in Schedule 1. ----------

5.2  HANDSET HANDLING SERVICES

     Horizon will be responsible for making its own arrangements (a) to purchase handsets and accessories for resale, from manufacturers selected by Horizon and
(b) for the delivery of those handsets and accessories directly to Horizon.

5.3  MIN ADMINISTRATION

     Unless the parties otherwise agree, Horizon will be responsible for the administration of its own MIN ranges for each Market, and the Alliances will route and bill Horizon for PCS Service accordingly. The parties agree to work together in good faith to coordinate MIN administration, including sufficient advance notice necessary to implement the terms of this Section.

5.4  CALL DETAIL RECORDS

     The Alliances will endeavor to develop and implement, as promptly as possible, a process to regularly provide electronic call detail records to Horizon on a near-real time basis ("Electronic Billing"). In any event, the Alliances agree that Electronic Billing will be implemented on or before the six-month anniversary of the Effective Date. Such provision of Electronic Billing will require Horizon to provide for network facilities to transport call detail records. It is contemplated that such electronic call detail records will be provided in native format. For purposes of this Agreement, the term "near real time basis" means the period of time in which the Alliances can read their own call detail records for the Alliances' Customers; provided that such period of time will not exceed the period of time that Horizon can read its own call detail records for similar calls placed through Horizon's own switch. Until the date on which Electronic Billing is implemented, the Alliances will provide call detail records to Horizon in a reasonable format within the same (or shorter) period of time that the Alliances provide such call detail records to those persons or agents responsible for billing the Alliances' retail customers, but in no event will such time period exceed four days. These records will be materially free of defects. With respect to payment for defective call detail records, Horizon may, in addition to any other rights and remedies available to Horizon, dispute such payments under the procedures set forth in Section 6.3. Horizon will have no responsibility for paying invoices for services to the extent that the Alliances do not forward the call detail records for Horizon End Users to Horizon [for a clearinghouse, as appropriate] within sixty (60) days after the occurrence of a call.

5.5  YEAR 2000 COMPLIANCE

     Each party will comply with its obligations under this Agreement without interruption attributable to the failure of its network hardware or software to process correctly calendar date-related data. 6. PRICES AND TERMS OF PAYMENT

6.1  PAYMENT OF CHARGES

     Horizon is liable and will pay the Alliances for any and all charges associated with the use of the PCS Service by Horizon, as set forth in Schedule
2. Disputed charges are governed by the procedures set forth in Section 6.3. All prices and charges stated in this Agreement are in US dollars.

6.2  INVOICES

     The Alliances will provide to Horizon monthly invoices of the charges incurred by Horizon. Horizon will be liable to the Alliances for those charges and will pay them in accordance with the provisions of this Section 6. Payment for each invoice is due within 40 days of the billing date. Interest, at a daily interest rate equal to .0491%, compounded monthly, shall begin to accrue on payments which are not made by the due date.

6.3  DISPUTED CHARGES

6.3.1 GENERAL

     Horizon may withhold payment of any properly disputed portion of any invoice until the dispute is resolved as set forth in this Section 6.3. Horizon must pay the undisputed amount of any invoice in a timely manner as provided in
Section 6.2. Upon resolution of any dispute, payment of any disputed and withheld amount that is determined to be due and owing (including interest, at a daily interest rate equal to .0491%, compounded monthly) is due and payable within 10 days following resolution of the dispute as provided in this Section 6.3.

6.3.2 STANDARD DISPUTE PERIOD

     If Horizon intends not to pay all or part of an invoice as a result of Horizon's reasonable belief that a charge is not appropriate, Horizon will provide to the Alliances written notice of any disputed charges, together with a detailed explanation of the nature of the dispute, on or before the date on which the payment is due. The Alliances will respond to Horizon in writing with regard to the disputed charges within 10 business days after receipt of Horizon's dispute notice, and will credit Horizon's account within the 10 business day period if the Alliances agree that such resolution is appropriate. If the Alliances' written response regarding the disputed charges reasonably demonstrates that such charges are correct, Horizon shall pay any disputed and withheld amount, including interest, as provided for in Section 6.3.1. Notwithstanding the foregoing, if the parties are unable to resolve any such disputes within 30 days of the date of the Alliances' response, either party may initiate the arbitration proceedings set forth in Section 18.16.

6.3.3 BILLING ERRORS

     Following payment of an invoice, if a party discovers a billing error has occurred, the party will provide notice of such billing error to the other party as soon as practical upon detection. After receiving notice of a billing error, the other party will respond in writing to the party detecting the billing error within 10 business days after receipt of the billing error notice. Upon resolution, payment of amounts that are determined to be due and owing as a result of such billing error (exclusive of any interest charges reflecting the time value of the billing error) will be due and payable within 30 days following resolution. If payment is not made within such 30-day period, the amount due will be adjusted to include interest at a daily interest rate equal to .0491%, compounded monthly. No corrections or adjustments will be made for billing errors uncovered or reported more than 365 days after the billing date. If the parties are unable to resolve billing errors within 60 days of the date of response by the party receiving the billing error notice, either party may initiate the arbitration proceedings set forth in Section 18.16.

6.4  TAXES AND OTHER LEVIES BY GOVERNMENTAL AUTHORITIES

6.4.1 TAXES

     The rates and charges set forth on Schedule 2 are inclusive of all sales or similar taxes imposed on the PCS Services provided by the Alliances to Horizon, and the Alliances agree that no amounts for taxes will be added to the rates and charges set forth on Schedule 2. The Alliances will remit such taxes to the appropriate Governmental Authorities.

6.4.2 OTHER LEVIES BY GOVERNMENTAL AUTHORITIES

     The Alliances will be solely responsible for the timely and accurate remittance of all taxes, fees and other charges of Governmental Authorities with regard to the ownership and operation of the Alliances' Network.

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

6.5  ADJUSTMENTS FOR PCS SERVICE OUTAGES

     If the Alliances' Network suffers a service outage (other than for customary planned outages for maintenance) which affects at least a Minimum Number of cell sites and such outage continues for more than six hours, the Alliances will provide a credit on Horizon's billing invoice for PCS Services for the month of the outage (an "Outage Credit"). For purposes of this Section 6.5, a Minimum Number of cell sites shall be equal to (a) [***] of the number of cell sites which are being used to provide the PCS Services as of the date of the outage, with respect to an outage which occurs during the first year after the Effective Date, (b) [***] of the number of cell sites which are being used to provide the PCS Services as of the date of the outage, with respect to an outage which occurs during the second year after the Effective Date, and (c)
[***] of the number of cell sites which are being used to provide the PCS Services as of the date of the outage, with respect to an outage which occurs during the third year after the Effective Date and thereafter. The Outage Credit will be equal to [***]. No adjustments will be processed unless they aggregate to more than $1,000 during any single monthly billing cycle; provided that such minimum amount will increase on each anniversary date of this Agreement by the percentage increase in the Consumer Price Index for the previous twelve months. As used herein, the phrase "Consumer Price Index" shall mean the Consumer Price Index for All Urban Consumers: U.S. City Average (1982-84-100), published by the Bureau of Labor and Statistics of the United States Department of Labor, or such other similar index designated by the parties in the event such index is no longer published.

6.6  PRICE ADJUSTMENTS

6.6.1 ADJUSTMENTS IN GENERAL

     The parties agree and acknowledge that the pricing of the PCS Service may be revised periodically by mutual agreement. The Alliances agree that the pricing set forth on Schedule 2 (and all future price adjustments) reflect pricing that is, in each category, no more than the lowest price which is, at any time, being offered or provided by the Alliances or any of their Affiliates to any other wholesale Alliances Customer other than the owners of the Alliances and their subsidiaries and Affiliates (including Virginia RSA6 Partnership), under comparable terms and conditions. The Alliances will endeavor to develop pricing structures to assure that prices for PCS Service provided to Horizon are lower than the lowest price which is, at any time, being offered or provided by the Alliances to any other wholesale customer other than the owners of the Alliances and their subsidiaries and Affiliates, subject to compliance with applicable law. The parties further agree that the pricing set forth on Schedule 2 (as amended from time to time) will apply to the use of the Network by all Horizon End Users.

6.6.2 PROPOSED ADJUSTMENTS

     The Alliances and Horizon agree that they may propose price increases or price decreases, as the case may be, beginning on the first anniversary of the Effective Date. Proposed price increases or decreases must be commercially reasonable. In the event that the parties are unable to mutually agree upon a price increase or decrease, either party may submit the issue to binding arbitration pursuant to Section 18.16. The arbitrator shall be instructed to select either (a) the Alliances' proposed price adjustment, (b) Horizon's proposed price adjustment or (c) a price adjustment which is between the Alliances' proposal and Horizon's proposal.

6.7  PRICING FOR ANCILLARY NETWORK PLATFORMS

     The parties anticipate that, from time to time, the Alliances may offer, and Horizon may purchase, certain ancillary network platforms and elements which are not included in the PCS Service described in Schedule 2 and which are not required as an inherent element of the services covered by the Management Agreement. Schedule 6.7 attached hereto contains the description and pricing for certain ancillary network platforms and elements which have been agreed to by the parties as of the Effective Date. By mutual agreement, the parties may amend
Schedule 6.7 in the future to add additional ancillary network platforms and elements to be provided by the Alliances.

7.   RIGHTS AND OBLIGATIONS OF THE PARTIES

7.1  THE ALLIANCES' REPRESENTATIVE

     As the "single point of contact" with Horizon with respect to the monitoring and administration of this Agreement, the Alliances agree to appoint one individual who will be either an employee of one of the Alliances or an employee of the company that has contracted to be the principal service provider to the Alliances for purpose of this Agreement (currently, CFW Communications Company). Such employee shall have, as one of his or her primary functions, the responsibility and accountability for the administration of this Agreement. Such employee shall have no direct responsibility for the retail performance of the Alliances in the Markets and shall have the responsibility to resolve Horizon's requests throughout the Alliances' Network.

7.2  PURCHASER'S RESPONSIBILITY AND LIABILITY RELATED TO PRIVATE LABEL SERVICE

     Horizon will be responsible and liable for Horizon End User credit verification, billing, collection, customer service, and all similar support necessary to provide Private Label Service and all risks and expenses related to such services. Horizon will not make any representation, warranty or covenant to any Horizon End User that would misrepresent or conflict with the terms and conditions of this Agreement. Horizon may provide written terms and conditions of service to Horizon End Users or enter into written contracts with Horizon End Users.

7.3  INTERFERENCE

     The parties' agents, employees, and representatives shall not interfere with the operation of the Facilities, the Alliances' Network or the PCS Service in a way as to impair the quality of service provided to Horizon End Users or Alliances Customers. Upon discovery of such interference by either the Alliances or Horizon, the party discovering the interference will promptly notify the other party and that party shall promptly use its best efforts to cause such interference to terminate.

7.4  NETWORK REQUIREMENTS

7.4.1 GENERAL REQUIREMENTS

     Sections 7.4.1 and 7.4.2 and the accompanying Schedule 7.4.1 attached hereto (collectively, "Specifications") set forth the general, operation, and performance requirements, which the Alliances shall satisfy in providing services under this Agreement. Alliances and Horizon agree that the Specifications set forth as of the Effective Date are intended to be applicable for at least 18 months following the Effective Date. Notwithstanding the foregoing, Horizon will amend the Specifications, subject to the terms set forth in this Section 7.4.1 and Sections 6.6, 7.4.2 and 14 to the extent that, pursuant to the Management Agreement, similar requirements are amended by Sprint PCS for its own network and for those networks operated by Horizon and other managers of Sprint PCS' network; provided, however, that, if Horizon is not in compliance with such amended requirements, the Alliances shall only be required to comply with such new requirements to the same extent that Horizon's network complies with such amended network requirements. Notwithstanding the foregoing, Horizon will not, within the last 24 months of the term of this Agreement (or any renewal term), amend the Specifications pursuant to the preceding sentence in a manner which will materially increase the Alliances' costs of providing PCS Service, unless Horizon agrees that it will not provide a notice of non-renewal as provided in Section 3.2 with respect to the next succeeding term. Throughout the term of this Agreement, Horizon agrees to promptly inform the Alliances about its network plans and provide amendments to the Specifications to the Alliances as soon as reasonably possible so as to permit the Alliances to develop network and operations plans and assure such costs of implementation can be considered in proposing its prices for PCS Service (and other services provided to Horizon under this Agreement); Horizon further agrees to provide for a commercially reasonable implementation period to assure compliance with these requirements.

     Subject to the Specifications set forth in Schedule 7.4.1 to this Agreement, the Alliances agree that (a) the Network will be compatible with the Handsets which operate on Sprint PCS' network; and (b) the Alliances' Network will provide continuity into Horizon platforms to ensure seamless functionality with the operation of other networks operated by Horizon and Sprint PCS, provided that Horizon provides seamless functionality with the operation of other networks operated by Sprint PCS.

     Upon written notice by Horizon, the Alliances will use their reasonable best efforts to provide an acceptable level of call quality for PCS Service inside all Horizon Retail Locations (including the use of repeaters and other


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                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

amplification techniques, where appropriate), provided that such Horizon Retail Locations can reasonably be expected to generate a minimum level of sales if such efforts are applied. A Horizon Retail Location shall be deemed to generate a minimum level of sales if (a) such Horizon Retail Location represents a national or regional account of Sprint PCS or its Affiliates, (b) such Horizon Retail Location generates at least [***] of its revenues from the sale of electronic equipment; provided, that such location has on-street coverage from the Alliances' Network and that such location generated at least [***] in annual revenues for the prior calendar year or (c) Horizon reasonably demonstrates that a minimum level of sales acceptable to the Alliances can be expected from the Horizon Retail Location, provided that, if Alliances determine that the expected minimum level of sales is unacceptable, at Horizon's option, Alliances will use their reasonable best efforts to provide an acceptable level of call quality at such Horizon Retail Location and the direct, out-of-pocket costs of such efforts shall be reimbursed by Horizon to Alliances.

7.4.2 OPERATION AND PERFORMANCE OF THE ALLIANCES' NETWORK

     The Alliances agree that the Alliances' Network will comply with all Horizon network requirements for operation and performance of the Alliances' Network, as set forth on Schedule 7.4.2 (as amended); provided, however, that, if Horizon is not in compliance with such operational requirements, the Alliances shall only be required to comply with such requirements to the same extent that Horizon's network complies with such operational requirements; and further provided that Horizon provides the Alliances with a commercially reasonable period of time to assure compliance. Notwithstanding the foregoing, Horizon agrees that the Alliances are only required to comply with Schedule
7.4.2 to the extent the requirements set forth therein are applicable to the services actually being provided by the Alliances. For example, Schedule 7.4.2 includes requirements for directory assistance, operator services, voice mail and AIN platforms although the Alliances are not required to perform such services as of the date of this Agreement. Horizon further agrees that a failure by the Alliances to comply with the requirements of Schedule 7.4.1 and Schedule
7.4.2 shall not result in a breach of this Agreement provided that the Alliances satisfy in all material respects those requirements of Schedule 7.4.1 and
Schedule 7.4.2 that relate to performance or that can be considered to have a potential future impact upon performance as determined in Horizon's reasonable judgment.

7.4.3 [INTENTIONALLY OMITTED]

7.4.4 INCREASE IN COVERAGE

     If, at any time during the term of this Agreement, Horizon desires to have additional geographic coverage within a Market served by the Alliances' Network, then Horizon shall provide the Alliances with a written request to expand the coverage area of the Alliances' Network within a Market. If, within 60 days of receipt of such written notice, the Alliances do not provide Horizon with a written commitment to diligently develop such additional coverage within a reasonable period of time, or if the Alliances do not develop such additional coverage within such reasonable period of time, Horizon shall have the right to construct its own cell sites or to take other action to provide such additional coverage, without breaching this Agreement or incurring liability to the Alliances. If, pursuant to this Section 7.4.4, Horizon constructs its own cell


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
                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

sites or takes such other action to increase the coverage area, (a) such cell sites or other construction will be owned by Horizon, (b) Horizon will have the right to connect such sites or other construction to the Alliances' Network and platforms, (c) the Alliances will coordinate with Horizon, at Horizon's request, for the seamless operation and connectivity of the new cell sites with the Alliances' Network, and (d) the Alliances may, at Horizon's option, have the right to use such new cell sites. If, pursuant to this Section 7.4.4, Horizon constructs its own cell sites and if the Alliances request the right to use one or more of such sites for their own network, the Alliances agree to compensate Horizon for such use at a rate equal to the greater of [***] per minute or [***] the then-current rate per minute, as set forth in Schedule 2 (as amended from time to time). For purposes of this Section 7.4.4, Horizon shall have the right to delegate its right to construct such cell sites to Sprint PCS, subject to the terms and conditions of this Section. Nothing in this Section 7.4.4 shall prohibit the Alliances from expanding coverage in the Markets at their own discretion.

7.4.5 MODIFICATIONS

     Subject to the Alliances' compliance with the Specifications, the Alliances may, in their sole discretion, change or update the Facilities or the Alliances' operations, equipment, software, procedures or services, provided that such changes or updates shall not unreasonably interrupt, suspend, delay or change the quality or functionality of the PCS Service and provided that the Alliances give Horizon at least 7 days prior written notice of such changes and updates. The Alliances may, in their sole discretion, offer service products that are not part of the PCS Service, provided that such products will not cause any material adverse impact to Horizon End Users. 7.4.6 THE ALLIANCES' REPORTS TO HORIZON

     The Alliances will provide Horizon with real time Internet access to performance data for elements of the Alliances' Network which are to be used by Horizon. Such performance data shall be sufficient in scope and detail to establish compliance with the Specifications and shall include the data and access described in Schedule 7.4.6, which shall be amended from time to time as performance-related Specifications change. In addition, the Alliances will provide network utilization reports on a monthly basis, which reports will show changes in network coverage, service enhancements, feature upgrades and repeater installations. The Alliances agree to provide at least 90 days advance notice prior to the implementation of any material changes to the items set forth in the previous sentence; provided, however, that if, for emergency or other compelling reasons, the Alliances must implement such changes in a shorter time period, it will provide prompt notice to Horizon upon the determination by the Alliances to make such changes.

7.5  ROAMING SERVICES

     This Agreement does not grant to the Alliances any roaming or resale rights with respect to any Horizon or Sprint PCS networks, except as set forth in
Section 15 or as may be agreed upon in separate agreements.

7.6  THE ALLIANCES' NETWORK FRAUD DETECTION AND RESPONSIBILITY [SLASL

     To the extent that Horizon and the Alliances mutually agree that the Alliances will provide primary fraud analysis for Horizon, the prices, terms and conditions shall be set forth in a separate agreement or in an amendment to this Agreement. Unless the parties mutually agree otherwise, it is contemplated that Horizon will use its own HLR or HLR-like capabilities to handle its own primary fraud analysis.

7.7  COVERAGE AREA

     The Alliances  shall provide  coverage in the Markets that are set forth in
Schedule 1. Within such Markets, the Alliances shall use commercially reasonable efforts to provide the levels of coverage described on Schedule 7.7.
Notwithstanding anything to the contrary, if the Alliances fail to provide levels of coverage which are substantially equivalent to the coverage described in Schedule 7.7, the Alliances shall be in default under this Agreement. The parties may amend Schedule 7.7 from time to time in writing, based on mutual agreement.

     Horizon  shall  provide  coverage  in the  Markets  that  are set  forth in
Schedule 15.1. Within such Markets, Horizon shall use commercially reasonable efforts to provide the levels of coverage described on Schedule 15.1. Notwithstanding anything to the contrary, if Horizon fails to provide levels of coverage which are substantially equivalent to the coverage described in
Schedule 15.1, Horizon shall be in default under this Agreement. The parties may amend Schedule 15.1 from time to time in writing, based on mutual agreement.

7.8  OVERBUILDS

     Subject to the Alliances' rights as set forth in Section 14.2, nothing in this Agreement shall prohibit Horizon's right to construct and launch (at its own cost) its own network in the Markets by using FCC licenses other than the Licenses.

8.   LICENSES

8.1  GENERAL

     The Alliances represent that one of the Alliances is the sole holder of each of the Licenses. During the term of this Agreement, the Alliances agree that they will comply in all material respects with all FCC rules and regulations regarding the Licenses and will use their reasonable best efforts to maintain such Licenses and to refrain from any action or inaction which may result in the revocation or other loss of the Licenses. The Alliances will provide Horizon with any and all notices from the FCC which could materially affect the Alliances' ownership of the Licenses, the provision of PCS Service to Horizon or the Alliances' performance of any other material covenant or obligation in this Agreement. The Alliances represent and warrant that the Licenses are in full force and effect and are not subject to any petition to deny or petition for reconsideration and that no other party holds any interest of any nature with regard to the Licenses, other than security interests held by senior secured lenders to the Alliances or by the FCC or its agents. Horizon agrees to use commercially reasonable efforts not to take any action that would jeopardize the Alliances', or another License holder's, ability to hold the Licenses without penalty.

8.2  RENEWALS

     The Alliances agree that they will use their reasonable best efforts to obtain renewals of the Licenses throughout the term of this Agreement and, specifically, will file all required applications for renewal and will diligently and promptly pursue such renewal applications unless the Alliances reasonably determine that the FCC has imposed such burdens upon the renewal of the Licenses that it is not commercially reasonable to renew such Licenses. In the event the Alliances determine that it is not commercially reasonable to renew such Licenses, the Alliances shall give Horizon written notice of such determination no later than 150 days prior to the expiration of the term of the Licenses (or any renewal term); provided, however, that in the event the Alliances shall have determined to assign this Agreement, in accordance with the provisions of Section 17.2, with respect to a Market for which there is a License as to which a notice of non-renewal has been given, the Alliances shall have the right to withdraw such notice and pursue the transfer of such License to the proposed assignee. To exercise such right, the Alliances must give written notice to Horizon prior to sixtieth day before the expiration of the License, and the Alliances must provide Horizon with satisfactory assurances that the transfer of such License is reasonably likely to be approved by the FCC with the result that Horizon would not experience an interruption of service in such Market. In the event the Alliances give a non-renewal notice and do not withdraw such notice as provided above, Horizon may, at its option, give written notice, no later than 60 days prior to the expiration of the Licenses, to the Alliances that the Alliances must file an application for FCC approval to transfer the Licenses from the Alliances to Horizon or one of its Affiliates and that the Alliances must reasonably cooperate with Horizon to pursue the transfer and renewal of the Licenses. To the extent permitted by law, the parties will use their reasonable efforts to avoid the public disclosure of such filing. Horizon agrees to promptly reimburse the Alliances for the reasonable legal and other costs associated with the development, filing and prosecution of such application and the cooperation in pursuing the renewal. If the FCC approves such application for transfer, then, upon Horizon's request, the Alliances will transfer the Licenses (for no consideration) to Horizon or its Affiliate prior to the License expiration, and Horizon shall be responsible for any renewal fees required by the FCC. Notwithstanding the foregoing, in the event that (a) the Alliances withdraw a notice of non-renewal (as provided in the second sentence of this Section) and (b) the Alliances receive a bona fide offer to purchase such Licenses from a third party, the Alliances will deliver such offer to Horizon, and Horizon will have the right to purchase such Licenses, for the price and on the terms and conditions set forth in the offer. Horizon may exercise such right by giving written notice to the Alliances within 10 business days of Horizon's receipt of such offer.

9.   AUDIT

9.1  GENERAL

     Each party will maintain complete and accurate records during the term of this Agreement and for 12 months following conclusion or expiration of all


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

post-agreement payment obligations of all parties in a consistent form to substantiate the monetary payments and reporting and other obligations of one party to the other party under this Agreement. Each party may, upon reasonable prior written notice, conduct during the other party's regular business hours, and in accordance with applicable law and reasonable security requirements, audits of those records. Each party may seek a general audit of the other party no more than once every 12 months. In addition, each party may seek limited specific audits of specific disputed payment and reporting obligations, no more than once every 3 months. These audit rights will survive until the period ending 12 months following conclusion or expiration of all post-agreement payment obligations of all parties under this Agreement. During the term of this Agreement, the Alliances hereby grant reasonable access to Horizon and its representatives to review and inspect the Alliances' Network, including without limitation individual cell sites and the switch location, provided that Horizon provides reasonable advance notice to the Alliances. During such review and inspection, Horizon may elect to be accompanied by representatives of Sprint PCS.

9.2  PROCEDURE

     Audits will be conducted in accordance with the following restrictions: (a) the audit may be conducted by employees of the auditing party and/or by third-party representatives, (b) the audited party may require the auditing party's employee to conduct the audit on the premises of the audited party, (c) the audited party will have the right to have an employee or representative present at all times during the audit, (d) the auditing party will not have direct access to the audited party's computer database without the consent of the audited party, and will be entitled to review only those specific records of the audited party directly related to the monetary obligations of the audited party under this Agreement, (e) the auditing party will provide reasonable advance notice of the audit, the audit will be scheduled at a mutually acceptable time, and the parties will avoid, to the extent reasonably practical, scheduling such audit in the months of January or February. Subject to the restrictions set forth above, the audited party will cooperate fully with the auditing party. All reasonable fees and costs incurred (including a reasonable charge for the services of any employee of the audited party directly involved in the audit) by either party in connection with those audits will be paid by the auditing party. The audited party will have the right to have the results of any audit reviewed by the audited party's internal auditing staff or by the audited party's independent accountants who then audit the financial statements of the audited party ("Independent Auditors"). The cost of an internal or Independent Auditors' review will be borne by the audited party. The audited party must use its commercially reasonable efforts to immediately correct any material deficiencies related to performance uncovered by an audit.

10.  WARRANTIES.

     Except as otherwise provided in this agreement, the Alliances make no warranties, express or implied, regarding the PCS Service or, if applicable, any equipment, including any warranties of merchantability or fitness for a particular purpose. The Alliances do not authorize anyone to make any warranty on their behalf, and Horizon should not rely on any such statement. Horizon expressly acknowledges that the Alliances are not the manufacturer of any equipment.

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

11.  TRADE NAME, TRADE MARKS AND SERVICE MARKS

11.1 THE ALLIANCES' RIGHTS

     Horizon recognizes the right, title and interest of the Alliances in and to all service marks, trademarks, trade names, trade dress, logos and other indicia of origin used in connection with the service and products sold by the Alliances (collectively, the "Alliances' Marks"). Horizon will not engage in any activities or commit any acts, directly or indirectly, that contest, dispute, or otherwise impair, or that may contest, dispute or otherwise impair the right, title or interest of the Alliances therein. Horizon acknowledges and agrees that nothing in this Agreement grants to Horizon the right to use and Horizon agrees that it will not use any of the Alliances' Marks or any service mark, trademark, trade name, trade dress, logos and other indicia of origin that is confusingly similar to or a colorable imitation of any of the Alliances Marks and will not incorporate the Alliances' Marks into service mark, trademark, trade name, trade dress, logos and other indicia of origin used or developed by Horizon. Horizon does not acquire or claim any right, title or interest in or to the Alliances' Marks through purchase of PCS Service or Products, the provision of Private Label Service or otherwise.

11.2 HORIZON'S RIGHTS

     The Alliances recognize the right, title and interest of Horizon and its Affiliates in and to all service marks, trademarks, trade names, trade dress, logos and other indicia of origin used in connection with the service and products sold by Horizon and its Affiliates, including without limitation Sprint PCS marks or other marks which Horizon is permitted by use under the Management Agreement (collectively, the "Horizon Marks"). The Alliances will not engage in any activities or commit any acts, directly or indirectly, that contest, dispute, or otherwise impair, or that may contest, dispute or otherwise impair the right, title or interest of Horizon and its Affiliates therein. The Alliances acknowledge and agree that nothing in this Agreement grants to the Alliances the right to use and the Alliances agree that they will not use any Horizon Mark or any service mark, trademark, trade name, trade dress, logos, or other indicia of origin that is confusingly similar to or a colorable imitation of any of the Horizon Marks and will not incorporate the Horizon Marks any into any service mark, trademark, trade name, trade dress, logos, or other indicia of origin, used or developed by the Alliances. The Alliances do not acquire or claim any right, title or interest in or to the Horizon Marks through the provision of PCS Service or products or otherwise.

11.3 REMEDIES FOR VIOLATIONS

     If either party violates or threatens to violate Section 11, the other party may exercise any right or remedy under this Agreement and any other right or remedy that it may have (now or hereafter existing) at law, in equity or under statute; provided, however, that such rights and remedies will not be subject to the limitations set forth in Section 13.2. The parties agree that damages for violations of Section 11 may be difficult to ascertain or inadequate and that if either party violates or threatens to violate Section 11, the other party may suffer irreparable harm and therefore may seek injunctive relief in addition to any other right or remedy under this Agreement and any other right or remedy that it may have (now or hereafter existing) at law, in equity or under statute. The party that violates or threatens to violate Section 11 will not raise the defense of an adequate remedy at law.

11.4 MARKETING OF PCS SERVICES

     Each party agrees that, in the course of its marketing, advertising and solicitation efforts directed to existing or potential Horizon End Users or Alliances' Customers, it will use its reasonable efforts not to disclose that the Alliances provide the Alliances' Network and platform in the Markets for the offering of PCS Services by Horizon pursuant to this Agreement, except in direct response to an unsolicited and specific inquiry from an existing or potential customer regarding the ownership of the network used by Horizon to provide PCS Services.

12.  INSURANCE

12.1 HORIZON INSURANCE

     Horizon must, during the term of this Agreement and at its sole expense, obtain and keep in force, the following insurance: (a) Commercial General Liability Coverage, including personal injury, bodily injury, property damage, operations hazard, independent contractor coverage, contractual liability, and products and completed operations liability, in limits not less than $3,000,000 for each occurrence (combined single limit), with Horizon named as insured in the policy and the Alliances named as additional insured in the policy; and (b) Worker's Compensation and Employer's Liability insurance. All required insurance policies must be taken out with reputable national insurers that are licensed to do business in the jurisdictions where Horizon is doing business. Horizon agrees that certificates of insurance will be delivered to the Alliances within 15 days of the Effective Date. All policies must contain an undertaking by the insurers to notify the Alliances in writing not less than 30 days before any material change, reduction in coverage, cancellation, or termination of the insurance. The provision of insurance required in this Agreement will not be construed to limit or otherwise affect the liability of Horizon to the Alliances.

12.2 THE ALLIANCES' INSURANCE

     The  Alliances  must,  during the term of this  Agreement and at their sole expense, obtain and keep in force, the following insurance: (a) Commercial General Liability Coverage, including personal injury, bodily injury, property damage, operations hazard, independent contractor coverage, contractual liability, and products and completed operations liability, in limits not less than $3,000,000 for each occurrence (combined single limit), with the Alliances named as insured in the policy and Horizon named as additional insured in the policy; and (b) Worker's Compensation and Employer's Liability insurance. All required insurance policies must be taken out with reputable national insurers that are licensed to do business in the jurisdictions where the Alliances are doing business. The Alliances agree that certificates of insurance will be delivered to Horizon within 15 days of the Effective Date. All policies must contain an undertaking by the insurers to notify Horizon in writing not less than 30 days before any material change, reduction in coverage, cancellation, or termination of the insurance. The provision of insurance required in this

Agreement will not be construed to limit or otherwise affect the liability of the Alliances to Horizon.

13.  INDEMNIFICATION; LIMITATION OF LIABILITY

13.1 INDEMNIFICATION

     Subject to the limitations set forth in Section 13.2, a party (the "Indemnitor") agrees to indemnify, defend and hold harmless the other party and its directors, officers, employees, agents, successors and assigns (separately and collectively, the "Indemnitee") from and against any liabilities, claims, demands, losses, damages, costs and expenses, including reasonable attorneys' fees incurred or suffered by the Indemnitee, arising out of (a) a breach by the Indemnitor of any covenant, representation or agreement in this Agreement, (b) an act or omission of the Indemnitor in the performance or non-performance of its obligations under this Agreement, (c) property damage or personal injury which may be assessed against or incurred by the Indemnitee relating to or arising out of any negligent, grossly negligent or intentional misconduct or omission of the Indemnitor or its directors, officers, employees, agents, successors and assigns in connection with the provision or use of services under this Agreement or (d) the violation by the Indemnitor of any law, regulation or ordinance applicable to the Indemnitor; provided, however, that this Section
13.1 shall not be applicable to a service  outage which is otherwise  covered by
Section 6.5 or a termination by Horizon pursuant to Section 14.3 or a termination by the Alliances in which the Alliances are entitled to damages pursuant to Section 14.6. This Section 13.1 is subject to the indemnification procedures set forth in Schedule 13.1.

13.2 LIMITATION OF LIABILITY

     EXCEPT FOR RIGHTS AND REMEDIES SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES AS A RESULT OF THE PERFORMANCE OR NON-PERFORMANCE OR BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT, ITS ACTS OR OMISSIONS RELATED TO THIS AGREEMENT OR ITS USE OF THE PCS SERVICES.

14.  BREACH, REMEDIES AND EARLY TERMINATION OF THE AGREEMENT

14.1 BREACH

     An event of default (an "Event of Default") shall occur if a party:

     (i) falls to make a payment of money when due, which failure continues for more than 10 business days after receipt of written notice from the other party;

     (ii) falls to comply with any other material representation, warranty, obligation or covenant set forth in this Agreement (which shall not include a determination by the Alliances not to upgrade the Alliances' Network pursuant to a Sprint PCS- required amendment regarding Sections 7.4.1 and 7.4.2 or the Specifications set forth in Schedule

          7.4.1, which shall be governed by Section 14.3 hereof), which failure either (A) continues for a period of more than 60 consecutive days after receipt of written notice from the nonbreaching party specifying the breach or (B) is of a nature to require more than 60 consecutive days (after receipt of notice from the nonbreaching party specifying the breach) to cure and continues for a period of more than the shorter of (x) 120 consecutive days or (y) the period reasonably required to cure; except that this extended cure period is only available if the breaching party diligently works towards a cure;

     (iii)fails to comply with Section 11, if that failure is not cured promptly upon receipt of notice from the party owning or enforcing that mark or in case of the repeated violations after receipt of the notice on one occasion;

     (iv) ceases to do business as a going concern;

     (v)  is unable or admits its inability to pay its debts as they become due;
          or

     (vi) institutes a voluntary proceeding, or becomes the subject of an involuntary proceeding which involuntary proceeding is not dismissed within 60 days, under any bankruptcy act, insolvency law or any law for the relief of debtors, has a receiver appointed for the party which appointment is not dismissed, vacated or stayed within 60 days, or executes a general assignment for the benefit of creditors.

     Upon the occurrence of an Event of Default, the non-breaching party may, upon written notice to the breaching party, terminate this Agreement in its entirety or with respect to one or more Markets, depending on the nature of the breach, and, subject to the limitations set forth in Section 13.2, pursue any other right or remedy under this Agreement, or at law or in equity, provided, however, that in the event Horizon elects the remedies set forth in Section
14.4.1 or in the event that the Alliances are entitled to the remedies set forth in Section 14.6, such remedies shall be the exclusive monetary remedies with respect to such terminations; further provided that in the event Horizon elects to terminate this Agreement with respect to one or more Markets pursuant to this
Section 14.1, any damages received by Horizon shall be net of any Outage Credits received within the ninety day period prior to the delivery of such written notice. Termination of this Agreement for any cause does not release either party from any liability which, at the time of termination, has already accrued to the other party, or which may accrue in respect of any act or omission prior to termination or from any obligation which is expressly stated to survive the termination. Horizon will remain responsible for its obligations to its agents and Horizon End Users.

14.2 EARLY TERMINATION BY THE ALLIANCES

     The Alliances may terminate this Agreement with respect to one or more Markets in the event that, with respect to such Market(s), Horizon, Sprint PCS or a Sprint PCS Manager constructs and commercially launches PCS Services through a PCS network that overlaps the Alliances' coverage in such Market(s); provided, however, that (a) this termination right shall not be applicable to


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                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

any Horizon build-outs which are pursuant to Section 7.4.4; and (b) a PCS network constructed and commercially launched by Horizon, Sprint PCS or a Sprint PCS Manager may, to the extent permitted by applicable law, overlap the Alliance's coverage to a de minimus extent as necessary to provide a seamless handoff between such coverage areas. In any event, Horizon must notify the Alliances in writing as soon as practical prior to commencement of construction as contemplated in this Section 14.2, with such notification to include its proposed construction plans and launch date for commercial service. After receipt of Horizon's notice, the Alliances may elect such termination right (to be effective upon the commercial launch of such service) by giving prior written notice to Horizon. With respect to the Market(s) subject to such termination, the Alliances shall not be obligated to meet any new Specifications introduced after the notification of the commencement of such construction with respect to such Market(s). If, after Horizon notifies the Alliances of the commencement of such construction, an Event of Default occurs in connection with the Alliances' performance under this Agreement with respect to the terminated Market(s), Horizon shall not have the rights and remedies set forth in Section 14.4.1, but shall be entitled to seek damages and indemnification, without regard to the limitations set forth in Section 13.2.

14.3 EARLY TERMINATION BY HORIZON

     In addition to the termination rights set forth in Section 14.1, Horizon may terminate this Agreement in its entirety or with respect to one or more Markets in the event that, pursuant to Sections 7.4.1 and 7.4.2 and the Specifications set forth in Schedule 7.4.1, Horizon requests that the Alliances upgrade the Alliances' Network with respect to such Markets on the same basis on which Horizon is required to upgrade its network pursuant to the terms of the Management Agreement, and in the event that the Alliances notify Horizon that they will not make such upgrade, or the Alliances fail to diligently commence the development of such upgrade in a reasonable period of time, provided that Horizon diligently commences with development of such upgrade on its own networks for completion within the period of time requested of the Alliances, such that the Alliances' ultimate compliance with the new upgrade requirements is at least equal to Horizon's ultimate compliance. Horizon may elect such termination right by giving 90 days prior written notice to the Alliances.

14.4 HORIZON'S RIGHTS

14.4.1 TERMINATION DUE TO BREACH BY ALLIANCE

     In the event that Horizon terminates this Agreement in its entirety or with respect to one or more Markets pursuant to Section 14.1 (other than pursuant to subsection (iv) thereof), Horizon may, with respect to each Market which is subject to such termination, elect to continue to use the Alliances' Network for up to 36 months after such termination and to continue to receive the PCS Service at the following discounts off of all of the pricing terms set forth on
Schedule 2 (as in effect on the date of termination, or if an arbitration proceeding is pending pursuant to Section 6.6 as of the date of termination, the pricing terms upon which the discounts apply shall be those determined pursuant to arbitration): a) [***], [***], and [***] respectively, for successive 12 month periods if such termination occurs within the first year of this Agreement; (b)


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
                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

[***], [***], and [***] respectively, for successive 12 month periods if such termination occurs within the second year of this Agreement; (c) [***], [***], and [***], respectively, for successive 12 month periods if such termination occurs within the third year of this Agreement; (d) [***], [***], and [***] respectively, for successive 12 month periods if such termination occurs within the fourth year of this Agreement; (e) [***], [***], and [***] respectively, for successive 12 month periods if such termination occurs within the fifth year of this Agreement; and ((f) [***] for a 36 month period if such termination occurs after the fifth anniversary of this Agreement.

14.4.2  TERMINATION  DUE  TO  ALLIANCE   NON-COMPLIANCE   WITH  NETWORK  UPGRADE
     REQUIREMENTS

     Except as provided for in Section 14.4.3 below, in the event that Horizon terminates this Agreement in its entirety or with respect to one or more Markets pursuant to Section 14.3, Horizon may, with respect to each Market which is subject to such termination, elect to continue to use the Alliances' Network for up to 36 months after such termination and to continue to receive the PCS Service at the following discounts off of all of the pricing terms set forth on
Schedule 2 (as in effect on the date of termination, or if an arbitration proceeding is pending pursuant to Section 6.6 as of the date of termination, the pricing terms upon which the discounts apply shall be those determined pursuant to arbitration): (a) [***], [***], and [***], respectively, for successive 12 month periods if such termination occurs within the first year of the Agreement;
(b) [***], [***], and [***], respectively, for successive 12 month periods if such termination occurs within the second year of the Agreement; (c) [***], [***], and [***], respectively, for successive 12 month periods if such termination occurs within the third year of the Agreement; (d) [***], [***] and [***], respectively, for successive 12 month periods if such termination occurs within the fourth year of the Agreement; (e) [***], [***], and [***], respectively, for successive 12 month periods if such termination occurs within the fifth year of the Agreement; and (f)[***] for a 36 month period if such termination occurs after the fifth anniversary of the Agreement.

14.4.3 EXTRAORDINARY NETWORK UPGRADES

     For purposes of this Section, Extraordinary Network Upgrades shall (a) include network upgrades which are generally required to assure continuity or seamless functionality between the Alliances' Network and the Sprint PCS or Horizon networks and which will require costs in excess of any offsetting benefit to be realized by the Alliances (including, but not limited to, replacing the switching or other network hardware or software from the Alliance's preferred vendor with the hardware or software of a different vendor preferred by Horizon or Sprint, changing the air interface protocol from CDMA to TDMA, GSM or a different protocol, converting to Third Generation ("3G") technology significantly in advance of the Alliance's time frame to do so, or introducing a Sprint or Horizon proprietary technology) and (b) exclude network upgrades necessary to satisfy capacity or volume requirements, implement a routine system version release on an existing platform, or implement network upgrades specifically identified and delineated in this Agreement or the attachments hereto as of the execution date of this Agreement.

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

     In the event that Horizon terminates this Agreement pursuant to Section 14.3, and the requested network upgrade constitutes an Extraordinary Network Upgrade, then the provisions set forth in this Section 14.4.3 shall apply upon termination by Horizon. Specifically, in such event that Horizon terminates this Agreement in its entirety or with respect to one or more Markets, Horizon may, with respect to each Market which is subject to such termination, elect to continue to use the Alliance's Network for up to 36 months after such termination and to continue to receive the PCS Service at the following discounts off of all of the pricing terms set forth on Schedule 2 (as in effect on the date of termination, or if an arbitration proceeding is pending pursuant to Section 6.6 as of the date of termination, the pricing terms upon which the discounts apply shall be those determined pursuant to arbitration): (a) [***], [***], and [***], respectively, for successive 12 month periods if such termination occurs within the first 5 years of the Agreement; and (b) [***] for a 36 month period if such termination occurs after the fifth anniversary of the Agreement. Horizon agrees that, upon request by Alliances, Horizon will provide the Alliances a reasonable opportunity to propose, before such termination by Horizon, a commercially reasonable term, volume, or revenue commitment (or combination thereof) to Horizon to align the costs and benefits of such network upgrade, and Horizon will use good faith efforts to review the Alliances' proposal.

14.4.4 ROAMING AND COLLOCATION RIGHTS

     In addition to Horizon's rights set forth in Sections 14.4.1, 14.4.2, and 14.4.3, upon termination by Horizon pursuant to Sections 14.1 or 14.3, the Alliances will, at Horizon's option, grant Horizon the right to roam on the Alliances' Network at "most favored nation" roaming rates for three years, with such roaming right to commence when Horizon ceases to use the Alliances' Network. Horizon shall also have the additional right to collocate on all towers owned by the Alliances and/or by Virginia RSA6 (if, at that time, the majority owner or controlling entity of Virginia RSA6 is CFW or one of its Affiliates) based on commercially reasonable availability of tower space, and for the longer of three years after the date of such termination or the end of the current term of this Agreement, the price for collocation shall be set at [***] of the fair market value of the collocation rights for similar towers. If improvements to the Alliances' towers are required to support collocation by Horizon as provided for in this Section, Horizon will fully reimburse the Alliances for all reasonable costs of making such improvements, and collocation fees shall be set based on mutually acceptable prices, terms and conditions.

14.5 PHASE-OUT PERIOD

     Upon expiration of this Agreement pursuant to Section 3, the Alliances, at Horizon's request, will continue to provide PCS Service to Horizon in the terminated Market(s) for a phase-out period of up to 365 days (as determined by Horizon) after the effective termination date. During the phase-out period, such PCS Service provided by the Alliances to Horizon in the Markets shall be based upon commercially reasonable prices, terms, and conditions which are comparable to those prices, terms, and conditions which the Alliances offer to other wholesale Alliances' Customers. At the end of the phase-out period, the Alliances may terminate PCS Service to Horizon at that time without incurring any liability.

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

14.6 ALLIANCES' RIGHTS

14.6.1 TERMINATION OF SERVICE

     Upon termination of this Agreement by Alliances in its entirety or with respect to a specific Market(s) pursuant to Section 14.1 because of a Horizon Event of Default or Section 14.2, the Alliances will have no further obligation to provide PCS Service to Horizon in the terminated Market(s). Notwithstanding the foregoing, in the event that (a) within fifteen business days of the termination of service, Sprint PCS cures the outstanding Events of Default (including, without limitation the payment of all past due amounts under this Agreement), and (b) all continuing required payments are made when due, the Alliances agree to reinstitute the PCS Service (upon such cure) for a phase-out period of 90 days. During such phase-out period, Sprint PCS may elect to assume and reinstate this Agreement (other than with respect to Horizon's obligations under Section 15, which will continue to be binding on Horizon), by giving written notice to the Alliances, which notice will include an undertaking by Sprint PCS to assume and be bound by the terms and conditions of the Agreement.

14.6.2 RIGHT TO DAMAGES

14.6.2.1 TERMINATION PURSUANT TO SECTION 14.1

     In the event that the Alliances make a binding commitment to pay for a network upgrade or construction which is expressly required by Horizon or Sprint PCS to be applicable to only a specific Market, and in the event that, within 24 months after such commitment, such Market is terminated pursuant to Section 14.1 because of a Horizon Event of Default, the Alliances will be entitled to damages, with respect to such Market, from Horizon in an amount equal to (a) the actual costs incurred by the Alliances in implementing the network upgrade or construction with respect to such terminated Market, minus (b) the economic benefits derived by the Alliances with respect to such network upgrade or construction prior to the termination of this Agreement with respect to such terminated Market and the reasonably expected economic benefits (in present value terms) from such network upgrade or construction to be derived after the termination of this Agreement with respect to the Alliances' Customer base in such terminated Market.

     In the event that the Alliances make a binding commitment to pay for a network upgrade or construction which is expressly required by Horizon or Sprint PCS and which affects more than one of the Markets, and in the event that, within 24 months after such commitment, one or more of such Markets are terminated pursuant to Section 14.1 because of a Horizon Event of Default, the Alliances will be entitled to damages from Horizon in an amount equal to (a) the pro rata actual costs incurred by the Alliances in implementing the network upgrade or construction with respect to such terminated Market(s), minus (b) the economic benefits derived by the Alliances with respect to such network upgrades or construction prior to the termination of this Agreement with respect to such terminated Market(s) and the reasonably expected economic benefits (in present value terms) of such network upgrades or construction to be derived after the termination of this Agreement with respect to the Alliances' Customer base in such terminated Markets.

14.6.2.2 TERMINATION PURSUANT TO SECTION 14.2

     In the event that the Alliances make a binding commitment to pay for a network upgrade or construction which is expressly required by Horizon or Sprint PCS to be applicable to only a specific Market, and in the event that, within 24 months after such commitment, one or more of such Markets are terminated pursuant to Section 14.2, the Alliances will be entitled to damages, with respect to such terminated Markets, from Horizon in an amount equal to (a) the actual costs incurred by the Alliances in implementing the network upgrade or construction with respect to the terminated Market, minus (b) the economic benefits derived by the Alliances with respect to such network upgrade or construction prior to the termination of this Agreement with respect to the terminated Market and the reasonably expected economic benefits (in present value terms) of such network upgrade or construction to be derived after the termination of this Agreement with respect to the Alliances' Customer base.

     In the event that the Alliances make a binding commitment to pay for a network upgrade or construction which is expressly required by Horizon or Sprint PCS and which affects more than one of the Markets, and in the event that, within 24 months after such commitment, a termination occurs pursuant to Section
14.2 with respect to one or more Markets (the "Terminated Markets") and such Terminated Markets cover (together with all other Markets which have been terminated pursuant to Sections 14.1 and 14.2) at least 50% of the Markets covered by this Agreement at the time of the first such termination, the Alliances will be entitled to damages, with respect to such Terminated Markets, from Horizon in an amount equal to (a) the pro rata actual costs incurred by the Alliances in implementing the network upgrades or construction with respect to such Terminated Markets, minus (b) the economic benefits derived by the Alliances with respect to such network upgrades or construction prior to the termination of this Agreement with respect to such Terminated Markets and the reasonably expected economic benefits (in present value terms) of such network upgrades or construction to be derived after the termination of this Agreement with respect to the Alliances' Customer base in such Terminated Markets.

14.7 MITIGATION

     Each party agrees to use commercially reasonable efforts to mitigate the damages which would be payable pursuant to this Section 14, through the negotiation of cancellation fees or otherwise.

15.  RESALE SERVICES TO THE ALLIANCES

15.1

     Horizon agrees to provide wholesale PCS services to the Alliances and CFW and its wholly-owned subsidiaries (excluding Virginia RSA6 Cellular Limited Partnership) (collectively, the "Intelos Entities"), at the request of an Intelos Entity, in the Portsmouth, OH BTA and the Parkersburg-Marietta, OH BTA, and in Gallia and Greenup Counties in the Huntington, WV-Ashland, KY BTA (excluding the single site in Greenup County that is being transferred to WV Alliance under the Asset Purchase Agreement, dated as of this date, between WV


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

Alliance and Horizon). The PCS service to be provided by Horizon shall be in accordance with the requirements of the Management Agreement. The pricing for such services shall be the same as the standard wholesale price set forth on
Schedule 2, as adjusted from time to time in accordance with Section 6.6 of this Agreement. The provision of such services shall be on the basis of the terms and conditions of Sections 5.4, 5.5, 6.2, 6.3, 6.4, 6.5, 7.3, 7.4.4, 7.7 (and
Schedule 15.1 setting forth coverage areas), 7.8, 9, 13, 14, 16, 17 and 18. Horizon's obligations under this Section 15.1 shall extend for so long as this Agreement is in effect with respect to any Market.

15.2

     Horizon agrees to provide PCS service to the Intelos Entities, at the request of an Intelos Entity, in the Chillicothe, OH BTA, the Athens, OH BTA, and the Zanesville-Cambridge, OH BTA. The PCS service to be provided by Horizon shall be in accordance with the requirements of the Management Agreement. The pricing for such services shall be set forth on Schedule 2, as adjusted from time to time in accordance with Section 6.6 of this Agreement. The provision of such services shall be on the basis of the terms and conditions of Sections 5.4, 5.5, 6.2, 6.3, 6.4, 6.5, 7.3, 9 13, 16, 17 and 18. Horizon's obligations under this Section 15.2 shall extend for so long as this Agreement is in effect with respect to any Market.

15.3

     Horizon agrees to provide PCS service to Virginia RSA6 Cellular Limited Partnership ("RSA6"), at the request of RSA6, in the Portsmouth, OH BTA, the Parkersburg-Marietta, OH BTA, Gallia and Greenup Counties (within the Huntington, WV-Ashland, KY BTA), the Chillicothe, OH BTA, the Athens, OH BTA, and the Zanesville-Cambridge, OH BTA. The PCS service to be provided by Horizon shall be in accordance with the requirements of the Management Agreement. RSA6 agrees to provide analog cellular service to Horizon (excluding Sprint PCS, another Sprint PCS Manager, a PCS operator who uses the Sprint PCS service marks, or any other third party), at Horizon's request, in the RSA6 service area (including the Virginia cities of Harrisonburg, Staunton, and Waynesboro, and other served communities within the RSA6 service area). The pricing for such services provided for in this Section 15.3 shall be set forth on Schedule 2, as adjusted from time to time in accordance with Section 6.6 of this Agreement. The provision of such services shall be on the basis of the terms and conditions of Sections 5.4, 5.5, 6.3, 6.3, 6.4, 7.3, 9 and 18.

15.4 NEW MARKETS

     Horizon has included the Cumberland, MD BTA, the Logan, WV BTA, and the Williamson/Pikeville, WV BTA in the Management Agreement. In the event that Horizon elects to build out any of these new Markets without providing the Alliances with the opportunity to build the Market and to add it to this Agreement, Horizon agrees that it will provide PCS services in that Market to Intelos at the then-current standard wholesale price, and the terms and conditions, set forth in Section 15.1. Horizon is under no obligation to provide


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

Intelos with the opportunity to build out these new Markets, and Intelos is under no obligation to agree to build-out these new Markets.

16.  CONFIDENTIALITY

16.1 RESTRICTION

     Each party agrees that it will not disclose any Proprietary Information received from the other party except as expressly provided in this Agreement. Each party agrees to use the Proprietary Information received from the other party only for the purpose of this Agreement. No other rights, and particularly licenses, to trademarks, inventions, copyrights, patents, or any other intellectual property rights are implied or granted under this Agreement or by the conveying of Proprietary Information between the parties. Proprietary Information means all information a party discloses to the other party which is marked "Confidential", "Restricted", "Proprietary", or with some similar writing indicating the disclosing party considers the disclosed information to be proprietary. Notwithstanding the foregoing, Horizon shall have the right to make disclosures to (a) Sprint PCS, to the extent reasonably related to the terms and conditions of the Management Agreement, (b) the RTFC, to the extent reasonably related to the debt financing provided to Horizon by the RTFC, and (c) Horizon's network infrastructure equipment vendor(s) to the extent reasonably related to compliance with network requirements and debt financing or guarantees provided by such vendor(s), provided that such persons agree to maintain the confidentiality of the Proprietary Information in accordance with the terms of this Agreement. The Alliances shall have the right to make disclosures to (a) Sprint PCS, (b) the RTFC or other lenders, to the extent reasonably related to the debt financing provided to the Alliances by the RTFC or other lenders, and
(c) the Alliances' network infrastructure equipment vendor(s), to the extent reasonably related to compliance with Sprint PCS and Horizon network requirements and debt financing or guarantees provided by such vendor(s), provided that such persons agree to maintain the confidentiality of the Proprietary Information in accordance with the terms of this Agreement.

16.2 CARE

     The receiving party must provide the same care to avoid disclosure or unauthorized use of the Proprietary Information as it provides to protect its own similar proprietary information. All Proprietary Information must be retained by the receiving party in a secure place with access limited to only those of the receiving party's employees or lenders who need to know that information for purposes of this Agreement and to third parties as the disclosing party has consented to by prior written approval. Proprietary Information supplied is not to be reproduced in any form except as required to accomplish the intent of this Agreement.

16.3 RETURN

     All Proprietary Information, unless otherwise specified in writing, must be returned to the disclosing party or destroyed after the receiving party's need for it has expired or upon request of the disclosing party, and, in any event, within 10 days of termination of this Agreement. At the request of the disclosing party, the receiving party will furnish a certificate of an officer of the receiving party certifying that Proprietary Information not returned to disclosing party has been destroyed.

16.4 LIMITATION

     The parties agree that the term "Proprietary Information" does not include information which:

     (a) has been or may in the future be published or is now or may in the future be otherwise in the public domain through no fault of the receiving party;

     (b) prior to disclosure pursuant to this Agreement is properly within the legitimate possession of the receiving party;

     (c) subsequent to disclosure pursuant to this Agreement is lawfully received from a third party having rights in the information without restriction of the third party's right to disseminate the information and without notice of any restriction against its further disclosure;

     (d) is independently developed by the receiving party through parties who have not had, either directly or indirectly, access to or knowledge of Proprietary Information; or

     (e) is obligated to be produced under order of a court of competent jurisdiction or other similar requirement of a governmental agency, so long as the party required to disclose the information provides the other party with prior notice of the order or requirement.

16.5 RELIEF

     If either party violates or threatens to violate Section 16, the other party may exercise any right or remedy under this Agreement and any other right or remedy that it may have (now or hereafter existing) at law, in equity or under statute. The parties agree that damages for violations of Section 16 may be difficult to ascertain or inadequate and that if either party violates or threatens to violate Section 16, the other party may suffer irreparable harm and therefore may seek injunctive relief in addition to any other right or remedy under this Agreement and any other right or remedy that it may have (now or hereafter existing) at law, in equity or under statute. The party that violates or threatens to violate Section 16 will not raise the defense of an adequate remedy at law, subject to the limitations set forth in Section 13.2. A party must not disclose Proprietary Information during the term of this Agreement and for a period of 3 years from the date of termination of this Agreement.

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

17.  ASSIGNMENT

17.1 ASSIGNMENT BY HORIZON

     Subject to the remainder of this Section, Horizon may not assign this Agreement, without the Alliances' prior written consent, which consent may not be unreasonably withheld or delayed. Without obtaining such consent, Horizon shall have the right to assign this Agreement to Sprint PCS (a) in accordance with the terms of the Assignment and Agreement, dated as of this date, between Horizon and Sprint PCS and (b) upon the expiration or termination of the Management Agreement. Without obtaining such consent, Horizon may assign this Agreement to an Affiliate in connection with the transfer of its Private Label Service business to that Affiliate, provided that Horizon guarantees the obligations of such Affiliate. Without obtaining such consent, Horizon may collaterally assign this Agreement as security to the Rural Telephone Finance Cooperative ("RTFC") and to any other entity which is or becomes a senior secured lender to Horizon. Without obtaining such consent, Horizon may assign this Agreement with respect to one or more Markets, to the extent that Horizon sells all or substantially all of its assets in such Market(s) and if such purchaser is or becomes a Sprint PCS Manager with respect to such Market(s). Horizon will give the Alliances 30 days prior written notice prior to any assignment described in the preceding four sentences.

17.2 ASSIGNMENT BY THE ALLIANCES

     The Alliances may not assign this Agreement without Horizon's prior written consent, which consent may not be unreasonably withheld or delayed. Without obtaining such consent, the Alliances may assign this Agreement to their Affiliates or one or more owners of the Alliances. Without obtaining such consent, the Alliances may collaterally assign this Agreement as security to the RTFC and to any other entity which is or becomes a senior secured lender to the Alliances. Without obtaining such consent, the Alliances may assign this Agreement with respect to one or more Markets to the purchaser of all or substantially all of their assets in such Market(s); provided, however, that such exception from obtaining Horizon's consent shall only be applicable to the first four sales of assets in the Markets. The Alliances will give Horizon 30 days prior written notice prior to any assignment described in the preceding four sentences.

18.  GENERAL PROVISIONS

18.1 NOTICES AND INQUIRIES

     Except as otherwise provided, all notices and inquiries required or permitted to be given by any provision of this Agreement must be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, (with acknowledgment received by the courier), or by facsimile (with facsimile acknowledgment) addressed as follows:

If to Horizon:          Horizon Personal Communications, Inc.
                        68 E. Main Street
                        Chillicothe, OH 45601
                        Attn: William A. McKell

With a copy to:         Donald I. Hackney, Jr., Esq.
                        Arnall Golden & Gregory, LLP
                        Suite 2800
                        1201 W. Peachtree Street
                        Atlanta, GA 30309-3450

With a copy to:         Sprint Spectrum, L.P.
                        4900 Main St., 12th Floor
                        Kansas City, MO 64112
                        Attention: Chief Executive Officer

With a copy to:         Sprint Spectrum, L.P.
                        4900 Main St., 12th Floor
                        Kansas City, MO 64112
                        Attention: General Counsel

If to the Alliances,    Warren Catlett
or any other Intelos    CFW Communications Company
Entity or RSA6:         401 Spring Lane, Suite 300
                        Waynesboro, VA 22980

With a copy to:         David M. Carter, Esq.
                        Hunton & Williams
                        NationsBank Plaza, Suite 4100
                        600 Peachtree Street, NE
                        Atlanta, GA 30308-2216

With a copy to:         Sprint Spectrum, L.P.
                        4900 Main St., 12th Floor
                        Kansas City, MO 64112
                        Attention: Chief Executive Officer

With a copy to:         Sprint Spectrum, L.P.
                        4900 Main St., 12th Floor
                        Kansas City, MO 64112
                        Attention: General Counsel

     Any party may from time to time specify a different address by notice to the other party. Any notice will be deemed to be delivered, given, and/or received for all purposes as of the date so delivered.

18.2 CONSTRUCTION

     The definitions in this Agreement apply equally to both the singular and plural forms of the terms defined. Whenever the context requires, any pronoun includes the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" are deemed to be followed by the phrase "without limitation". Unless the context otherwise requires, any references to any agreement, schedule or exhibit or to any other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions of successor statutes or regulations). Unless this Agreement specifically refers to "business" days, any reference in this Agreement to a "day" or number of "days" is a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and that calendar day is not a business day for the Alliances or Horizon then the action or notice will be deferred until, or may be taken or given on, the next business day. This Agreement will be construed simply according to its fair meaning and not strictly for or against any party. No rule of construction requiring interpretation against the draftsperson will apply in the interpretation of this Agreement.

18.3 TIME

     Time is of the essence with respect to this Agreement.

18.4 INDEPENDENT CONTRACTORS

     The parties do not intend to create any agency, partnership, joint venture or other profit-sharing arrangement, landlord-tenant, or lessor-lessee relationship, or any relationship other than seller-buyer. Neither party will represent itself as an agent or representative of the other, and neither party shall have the right to contractually bind the other. Horizon will not represent itself as a purchaser of PCS Service in any way not specifically provided for herein. The staff employed or contracted for by the employing party to perform services in connection with this Agreement are not employees or agents of the other party and each party assumes full responsibility and liability for their acts and omissions, including compliance by its staff with this Agreement, applicable federal, state and local laws, regulations, and judicial or regulatory orders, and relevant industry standards. All staff will be employed or contracted for at the employing party's sole expense and the employing party will be solely responsible for any and all employment benefits and withholdings issues, including, workers' compensation, disability benefits, unemployment insurance or withholding income taxes and social security.

18.5 SURVIVAL

     The provisions of Sections 3.3, 9, 10, 11, 12, 13, 14, 15 and 16 will survive the termination of this Agreement, in addition to any other provision that by its content is intended to survive termination of this Agreement, such as most provisions during the phase-out period.

18.6 HEADINGS

     The article and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision of this Agreement.

18.7 SEVERABILITY

     Every provision of this Agreement is intended to be severable. If any term or provision of this Agreement is illegal, invalid or unenforceable for any reason whatsoever, that term or provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the illegality, invalidity or unenforceability will not affect the validity or legality of the remainder of this Agreement. If necessary to effect the intent of the parties, the parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects the intent.

18.8 GOVERNING LAW

     This Agreement will be governed by and construed in accordance with the laws of the State of Georgia without giving effect to choice of law rules.

18.9 COUNTERPART EXECUTION

     This Agreement may be executed in any number of counterparts with the same effect as if each party had signed the same document. All counterparts will be construed together and will constitute one agreement.

18.10 ENTIRE AGREEMENT; AMENDMENTS

     This Agreement, including the Schedules and Exhibits, sets forth the entire agreement and understanding between the parties as to the subject matters covered therein and supersedes all prior agreements, oral or written, and other communications between the parties relating to the subject matter of this Agreement, including without limitation the Interim Agreement. Except as otherwise provided in this Agreement, no amendment or modification of this Agreement will be valid or binding upon the parties unless made in writing and signed by the duly authorized representatives of both parties.

18.11 PARTIES IN INTEREST; LIMITATION ON RIGHTS OF OTHERS

     Except as otherwise provided in this Agreement, the terms of this Agreement will be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. Nothing in this Agreement, whether express or implied, will be construed to give any person other than the parties any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained in this Agreement.

18.12 WAIVERS; REMEDIES

     The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce the term, but any waiver is effective only if in a writing signed by the party against which the waiver is to be asserted. Except as otherwise provided in this Agreement, no failure or delay of any party in exercising any right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, or any abandonment or discontinuance of steps to enforce the right, preclude any other or further exercise thereof or the exercise of any other right.

18.13 FORCE MAJEURE

     If the performance of this Agreement is interfered with by any circumstance beyond the reasonable control of the party affected, including the failure of any governmental authority to grant any consent, approval, waiver, or authorization or any delay on the part of any governmental authority in granting any consent, approval, waiver or authorization, manufacturer or equipment vendor delays or deficiencies (including ability to process correctly calendar date-related data), delays in repair or maintenance of cell sites due to restricted access by third parties, delays or barriers to construction or coverage resulting from local zoning restrictions or frequency coordination issues with incumbent microwave users, acts of God, such as fire, flood, earthquake or other natural cause, terrorist events, riots, insurrections, war or national emergency, strikes, boycotts, lockouts or other labor difficulties, the party affected by the force majeure is excused on a day-by-day basis to the extent of the interference; if the party notifies the other party as soon as practicable of the nature and expected duration of the claimed force majeure, uses all commercially reasonable efforts to avoid or remove the causes of nonperformance and resumes performance promptly after the causes have been removed.

18.14 DISCLOSURE

     The parties mutually agree to the content of the press release attached hereto as Exhibit A. All other media releases and public announcements or public disclosures initiated by either party relating to this Agreement, its subject matter or the purpose of this Agreement are to be coordinated with and consented to by the other party in writing, which consent shall not be unreasonably withheld, prior to the release thereof. Unless the parties expressly agree otherwise in writing, media releases and public announcements or public disclosures contemplated in this Section 18.14 (i) shall be provided only to the financial, investor, and shareholder community, wire services, and the telecommunications trade press; and (ii) shall not be provided to newspapers, radio, or television having general distribution or coverage in the Markets, excluding the local newspapers serving Augusta County, VA (Staunton-Waynesboro area), Rockingham County, VA (Harrisonburg area), and Allegheny County, VA (Clifton Forge-Covington area), and, in any event, shall not be disseminated for purposes of marketing, advertising and solicitation efforts directed to existing or potential Horizon End Users or Alliances' Customers. Notwithstanding the foregoing, either party may disseminate the content of previously approved and released media releases and public announcements or public disclosures as part of ongoing shareholder and Securities and Exchange Commission communications, without obtaining additional consent from the other party.

18.15 COMPLIANCE WITH LAWS

     Each of Horizon and the Alliances will comply with all applicable federal, state, county and local laws, rules, regulations and orders that apply to it, its operations and facilities.

18.16 ARBITRATION

     All disputes arising under this Agreement (other than claims in equity) shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by Horizon and the Alliances in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in such place in Atlanta, Georgia as may be specified by the arbitrator (or any place agreed to by Horizon, the Alliances and the arbitrator). The decision of the arbitrator shall be final and binding as to any matters submitted under this Agreement; provided, however, if necessary, such decision may be enforced by either Horizon or the Alliances in any court of record having jurisdiction over the subject matter or over any of the parties of this Agreement. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys fees) shall be borne by the party against which the decision is rendered, or, if no decision is rendered, such costs and expenses shall be borne equally by Horizon and the Alliances. If the arbitrator's decision is a compromise, the determination of which party or parties bears the costs and expenses incurred in connection with any such arbitration proceeding shall be made by the arbitrator on the basis of the arbitrator's assessment of the relative merits of the parties' positions.


                    [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

                    SIGNATURES TO NETWORK SERVICES AGREEMENT

     This Agreement is made as of the date first written above.

WEST VIRGINIA PCS                      HORIZON PERSONAL
ALLIANCE, LC                           COMMUNICATIONS, INC.


By: /s/ James S. Quarforth             By:_________________________________
   _____________________________
Name: James S. Quarforth               Name:_______________________________
Its:  Chairman                         Its: _______________________________

VIRGINIA PCS ALLIANCE, LC

By: /s/ James S. Quarforth
    ____________________________
Name: James S. Quarforth
Its:  Chairman

CFW Communications Company executes     Virginia RSA6 Cellular Limited
Agreement solely for the purposes       Partnership executes this Agreement
of agreeing to the provisions of        solely for the purposes of agreeing
Sections 15.1 and 15.2:                 to the provisions of Section 15.3:

CFW COMMUNICATIONS COMPANY              VIRGINIA RSA6 CELLULAR LIMITED
                                        PARTNERSHIP

                                        By: CFW Communications Company as
                                            General Partner

By:  /s/ James S. Quarforth             By: /s/  Carl A. Rosberg
   -----------------------------           ---------------------------------
Name:  James S. Quarforth               Name:  Carl A. Rosberg
Its:   Chairman                         Its:

                    SIGNATURES TO NETWORK SERVICES AGREEMENT

           This Agreement is made as of the date first written above.

WEST VIRGINIA PCS                       HORIZON PERSONAL
ALLIANCE, LC                            COMMUNICATIONS, INC.

                                        By: /s/ William A. McKell
By: ____________________________           ----------------------------------
Name:___________________________        Name: William A. McKell
Its:____________________________        Its:  President


VIRGINIA PCS ALLIANCE, LC

By: ____________________________
Name:___________________________
Its:____________________________



CFW Communications Company executes     Virginia RSA6 Cellular Limited
Agreement solely for the purposes       Partnership executes this Agreement
of agreeing to the provisions of        solely for the purposes of agreeing
Sections 15.1 and 15.2:                 to the provisions of Section 15.3:

CFW COMMUNICATIONS COMPANY              VIRGINIA RSA6 CELLULAR LIMITED
                                        PARTNERSHIP

                                        By: CFW Communications Company as
                                            General Partner


By: ____________________________        By:______________________________
Name:___________________________        Name: William A. McKell
Its:____________________________        Its:  President

                                   Schedule 1

                                     MARKETS
                                     -------

Danville, VA                     VA Alliance          September 1, 1999
Lynchburg, VA                    VA Alliance          September 1, 1999
Martinsville, VA                 VA Alliance          September 1, 1999
Roanoke, VA                      VA Alliance          September 1, 1999
Staunton-Waynesboro, VA          VA Alliance          September 1, 1999
Charlottesville, VA              VA Alliance          September 1, 1999
Bluefield, WV                    WV Alliance
Beckley, WV                      WV Alliance
Charleston, WV                   WV Alliance          September 1, 1999
Huntington, WV-Ashland, KY       WV Alliance          September 1, 1999
Morgantown, WV                   WV Alliance          September 1, 1999
Clarksburg/Elkins, WV            WV Alliance          September 1, 1999
Fairmont, WV                     WV Alliance          September 1, 1999

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

                                                                     Schedule 2

                            PCS SERVICES AND PRICING

     1. STANDARD WHOLESALE PRICE FOR HORIZON CUSTOMERS. Subject to Section 6, the standard wholesale rate for PCS services provided by the Alliances to Horizon for Horizon customers will be [***] per minute.

     2. PRICE FOR CUSTOMERS OF SPRINT PCS AND ITS AFFILIATES. Subject to Section 6, the rate for PCS services provided by the Alliances to Horizon for customers of Sprint PCS, customers of a Sprint PCS Manager and customers of a PCS operator who uses the Sprint PCS service marks as its primary or secondary service marks throughout its operations will be [***] per minute.

     3. PRICE FOR SECTION 15.1 SERVICES. Subject to Section 6, the price for the
wholesale   PCS   services   provided  by  Horizon   pursuant  to  Section  15.1
will be [***] per minute.

     4. PRICE FOR SECTION 15.2 SERVICES. Subject to Section 6, the price for the PCS services provided by Horizon pursuant to Section 15.2 will be [***] per minute, and the U. S. domestic long distance price will be [***] per minute.

     5. PRICE FOR SECTION 15.3 SERVICES. Subject to Section 6, the price for PCS services provided by Horizon, and the price for analog cellular service provided by RSA6, pursuant to Section 15.3, will be [***] per minute. In each case, the U.S. domestic long distance price will be [***] per minute.

                                                                   Schedule 6.7

                     PRICING FOR ANCILLARY NETWORK PLATFORMS

     On the date of the execution of this Agreement, there are no ancillary network platforms which are a part of this Agreement.

                                                                 Schedule 7.4.1


               REQUIREMENTS FOR NETWORK OPERATION AND PERFORMANCE

The Alliances will operate a network that will enable Horizon to provide seamless interoperability with the Sprint PCS Network and uniform and consistent quality of product and service offerings. Therefore, the operation and performance of the Service Area is to be in conformance with the standards and requirements of Sprint PCS ("Technical Standards"). The Technical Standards are defined and detailed in certain design, construction, and operational standards, specifications and requirements adopted by Sprint PCS (the "Standards Documents") as set forth in the following documents:

     1. Sprint Telecommunications Venture Nationwide PCS Network CDMA RF Design Specifications. (Hereinafter referred to as "Rev 8")

     2. Sprint Spectrum Engineering & Operations standards. (Hereinafter referred to as "SSEO")

     3.   LATA  Switching   System   Generic   Requirements   (from   Bellcore).
          (Hereinafter referred to as the "LSSGR")

     4.   Sprint PCS Standard Construction Documents for Cell Sites-Books 1 to 4
          (dated   June,   1997).   (Hereinafter   referred  to  as  "Cell  Site
          Construction Documents")

     5. Switch Building-Switch Center Facilities Guidelines (Dated December 31, 1996). (Hereinafter referred to as "Switch Site Construction Documents")

     6.   Approved Infrastructure Equipment and Vendor List

     7.   Approved Subscriber Equipment and Vendor List

In addition to complying with the Technical Standards for design, construction and operation of the network, including but not limited to transport, intelligent network, switching hardware/software, operations support systems and signaling protocols, Horizon and the Alliances agree to comply with industry and regulatory standards and requirements for design, operation and performance of the network, the approval and use of subscriber equipment and microwave relocation. Furthermore, the Alliances must comply with FCC and FAA requirements and compliance, including but not limited to items such as tower height, tower lighting, and tower monitoring. The Alliances must comply with procedures and processes established by Sprint PCS with respect to FCC and FAA requirements and compliance regarding the Facilities, as set forth on Schedule 7.4.2.

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

                                 Schedule 7.4.2

                      TECHNICAL STANDARDS AND REQUIREMENTS

-------------------------------------------- --------------------------------------- -------------------------------
STANDARD/MINIMUM                             DEFINITION/SOURCE                  INITIAL                 RECURRING
REQUIREMENT                                  DOCUMENT                           CERTIFICATION           VERIFICATION
-------------------------------------------- --------------------------------------- -------------------------------
                                                                                (Note #1)               (Note #1)
RF-ENGINEERING:

1   Area Availability -[***]                 Rev. 8 (Note #2)                   x                       x



2   Grade of Service/Sector                  Revv. 8                            x                       x
    Blocking rate [***]

(Using the Grade of Service traffic model, the ratio of blocked call attempts to total call attempts during a typical Busy Hour (BH) on a per sector basis shall be less than [***] (Erlang B or approved alternate model)) Note #4



3   FER [***] (within area of                Rev. 8                             x                       x
    [***] availability)


4    Dropped Call lesser than [***]          Rev. 8                             x                       x

(The percentage of Dropped Calls will be [***] or less initially measured through call sampling during Optimization and post-launch as measured through Service Measurement captured statistics. In the initial Drive Test Optimization process, the minimum numb



5    Total Call Origination/                 Rev. 8                             x                        x
     Termination Failures [***]

(Call origination and termination attempts are defined as being successful when a "probe Acknowledgement" message is received by the subscriber unit as logged on the RF Data Collection Unit. Call Origination/Termination failures are generated when the Prob



6    Loading/Pole Pt.                        Rev. 8                             x                        x

     Objective Range - [***]


                                         [***]- CONFIDENTIAL TREATMENT REQUESTED

7    Coverage per morphology                 Rev. 8                             x                        x
     (Bldg penetration loss)

o    Dense Urban
o    Urban
o    Rural
o    Highway



8    Alternative In-Building Solutions      SSEO 3.015.13.004,                  x                        x
                                            SSEO 3.014.06.001 &
                                            SSEO 3.003.06.004


9     Additional RF Solutions                                                   x                        x

o     Second Carrier Design/                SSEO 2.003.06.002 &
      Implementation                        SSEO 3.003.13.007

o     Six Sector Deployment                 SSEO 3.003.13.007 &
                                            SSEO 3.003.13.005



10    Interference                          SSEO 3.003.06.003                   x                         x



11    BTS/CBSC Maintenance                  SSEO 2.003.03.004 &                 x                         x
      Procedures                            SSEO 2.003.03.005



SWITCH ENGINEERING:

1     Switch Uptime - [***]                 Bellcore's LATA                     x                         x
                                            Switching System
                                            Generic Req.
                                            (LSSGR)

                                          [***] CONFIDENTIAL TREATMENT REQUESTED

2    Planned/unplanned Down-time            LSSGR (Note #3)                     x                         x
     Planned time for entire switching
     system is unacceptable.  New software
     loads or system  reconfiguration
     should be completed  without
     complete interruption of service.

3    Tandem traffic = [***]                 Neal Wilkinson/Erlang B             x                         x
     End Office = [***]                     tables and LSSGR


4     Switch maintenance Procedures                                                                       x

o     Lucent                                SSEO 2.002.03.008
o     Nortel                                SSEO 2.002.03.007
o     Network Operations                    SSEO 2.000.03.001
o     Motorola                              Per SSEO when available


5     Back UP Procedure:                                                                                   x

o     SPCS Nortel MSC                       SSEO 2.002.03.009
o     SPCS Lucent MSC                       SSEO 2.002.03.010
o     SPCS Motorola MSC                     Per SSEO when available
o     SPCS Office Lucent MSC                SSEO 2.002.09.002
o     SPCS Office Nortel MSC                SSEO 2.002.09.003
o     SPCS Office Motorola MSC              Per SSEO when available


6     Recommended Spares                    SPCS Guidelines                     x                          x

7     Emergency Procedures                                                      x                          x

o     Contact List                          Updated when implemented
o     General Disaster Recovery             SSEO 2.000.04.015
o     Emerg. Recovery Procd. Nortel         SSEO 2.002.04.002
o     Emerg. Recovery Procd. Lucent         SSEO 2.002.04.003
o     Emerg. Recovery Procd. Motorola       Per SSEO when available
o     OSSC: Outage/Event Notify             SSEO 2.000.04.006


8     Alarms:                                                                   x                          x


                                          [***] CONFIDENTIAL TREATMENT REQUESTED

o     NOCC - Lucent Alarms                  SSEO 2.000.10.001
o     NOCC - Nortel Alarms                  SSEO 2.000.10.003
o     NOCC - Motorola Alarms                Per SSEO when available


9     Security:                                                                 x                          x

o     Elec. Surveillance                    SSEO 2.000.05.003
o     Enhanced 911                          SSEO 3.000.09.001
o     Network Security                      SSEO 2.000.05.004


10    Translations:                                                              x                          x

o     Lucent Standards                      SSEO 0.002.09.001
o     Nortel Standards                      SSEO 0.002.09.002
o     Switch recorded Announcement          SSEO 0.002.09.003
o     Motorola                              Per SSEO when available


11    Local Number Portability              SSEO 1.027.07.007                   x                          x

NOTE: Sprint PCS may establish a two switch supplier operating system and reserves the right to require the change-out of any current or future switch supplier (ie, Motorola) at expense of affiliate for affiliates' markets.


TRANSPORT-ENGINEERING:

1     Transmission:                         SSEO 3.000.12.001                   x                          x

o     Loss = [***]                                   "
o     ERL = [***] dB or greater                      "
o     Backhaul delay = [***]                         "
o     Differential delay = [***]                     "
o     Line Coding = [***]                            "

2     Microwave:                            SSEO 3.012.09.001                   x                          x

o     Availability = 99.999%/link
o Protection (hot stand-by) for links of 5 or more cell sites




3     ATM Requirements                      SSEO 2.016.06.001                   x                          x



5     Digital Synchronization:              SSEO 3.015.09.001                   x                          x

o     Each switch site will have GPS/BITS system installed



ELECTRICAL - ENGINEERING:
1     Backup Power:
                                                                                x                         x
o     Cell Sites
      - fixed generator-aviation lights     SSEO 2.004.03.001
      - 4 hrs minimum battery               SSEO 3.004.12.001
      - Mobile generators                   SSEO 3.004.12.001
o     Switch Sites                                                              x                         x
      - fixed generator for total MSC load
      - 2 hrs minimum battery


2     Switch DP Power Plant                 SSEO 3.004.06.002                   x                           x



3     Grounding                                                                                       x                           x

o     Cell Sites                            SSEO 3.018.02.001 &
                                            SSEO 3.018.02.002

o     Switch Sites                          SSEI 3.018.02.003



4     Surge Protector (TVSS)                                                    x                      x

o     Cell Sites                            SSEO 2.003.003.001
o     Switch Sites                          SSEO 2.002.03.005



5     Preventive Maintenance                                                    x                      x

o     Cell Sites                            SSEO 2.004.03.002 &
                                            SSEO 2.018.03.002


o     Switch Sites                          SSEO 2.004.03.003 &
                                            SSEO 2.018.03.001




INTELLIGENT NETWORK (IN) - ENGINEERING:

1     SS7 Interconnection                                                       x                       x

o     Switch Sites                          SSEO 3.008.06.001
                                            SSEO 3.008.10.001
                                            SSEO 3.008.10.002
o     Translations                          SSEO 0.008.09.001



2     IN Deployment                         SSEO 3.000.06.006                   x                       x




3     Performance for SS-7 and IN           Standards Committee                 x                       x
      Platforms (SCP, SSP, SN)              T1-Telecommunications



4     Performance for AIN, Voice Mail,      Network Operations Forum            x                       x
      IWF, Short message Service, Data      SSEO 3.017.12.007,
                                            SSEO 3.030.12.009,
                                            SSEO 3.030.12.001,
                                            SSEO 3.030.12.005,
                                            SSEO 3.030.12.007 &
                                            SSEO 3.030.12.010



OPERATIONAL SUPPORT SYSTEMS:

1     Operator Services Performance         Same as Sprint Spectrum Internal Standards

o     Answer time
      Provided via Sprint Spectrum




2     Directory Assistance           Same as Sprint Spectrum Internal Standards

o     Answer time
      Provided via Sprint Spectrum



SUBSCRIBER EQUIPMENT:

1     Meet or exceed tests and              o  FCC Certification               x                      x
o     Handsets specifications:              o  CDMA Dev, Group Cert. (CDG)
                                            o  Vendor Design Verify (DVT)
                                            o  Sprint Spectrum Design Verify Test
                                            o  CDG Stage 2
                                            o  CDG Stage 3
                                            o  Vendor Qual. Verify Test
                                            o  Vendor Manuf. Test
                                            o  Vendor Accessory Test
                                            o  Sprint Spectrum Accessory Test
                                            o  Sprint Spectrum User interface test
                                            o  Feature Testing SPCS
                                            o  Vendor Software Assurance
                                            o  Sprint Spectrum field testing -
                                               CPE tech Planning and Dev. Group





MICROWAVE RELOCATION:

1    Ensure protection of 2 GHz             CFR47,   Part  24.237;   TIA        x                        x
     Microwave Services by Prior            Bulletin 10-F;  and CFR47,
     coordination Notification              Part 101.69 Through Part 101.81
     process (PCN)


2    No potential interference levels       TIA Technical Systems               x                        x
     of PCS base or mobile stations into    Bulletin 10-F
     2 GHz microwave incumbent user system



3    Predicted PCS-to-microwave             CFR47, Part 101.69                  x                        x
     interference into GHz incumbent        through Part 101.81
     systems may require relocation of
     the incumbent to new bands if no
     spectrum sharing potential exists.


4    Definitive microwave relocation        SSEO 2.003.06.002                   x                        x
     agreements 30-60 days in               SSEO 2.012.10.001                   x                        x
     advance of Network Ready Dates



CONSTRUCTION STANDARDS:

o   Cell Sites                              SSLP Standard Construction          x                        x
                                            Documents - Book 1-4
                                            (dated June, 1997)

o   Switch Building                         Building - Switch Center            x                        x
                                            Guidelines - Ground UP Construction
                                            of Precast Concrete Buildings
                                            (dated December 31, 1996)



NATIONAL OPERATIONS CONTROL CENTER (NOCC):

1   24x7 Fault Management Surveillance      Same as Sprint Spectrum
    network elements, trunks, & Services.   Internal Standards
    Includes Switches, cells, AIN platforms,
    SS7, IXC, LEC, OS, DA, 911 &
    environemntal conditions

o   Provided via Sprint Spectrum



2   24x7 Trouble Management for customer    Same as Sprint Spectrum Internal    x                        x
    delivered service troubles              Standards

o   Provided via Sprint Spectrum



3   FAA Compliance                          Same as Sprint Spectrum Internal    x                        x
                                            Standards

o   Provided via Sprint Spectrum


ROAMING:

1   Network datafill procedures,            SSEO 2.029.03.001,                  x                       x
    IS-41 implementation, manual            SSEO 3.029.12.001,
    plan, inbound/outbound trouble          SSEO 2.029.04.002, &
    reporting procedures, etc.              SSEO 2.029.04.001


Note #1:

o Initial Certification - A two phase procedure performed by Sprint Spectrum to ensure the system is Network Ready

1 Review and Verify that system design and construction meets Sprint Spectrum's technical standards and requirements.

2    Successfully completes the Operational Acceptance Checklist (OPAC)

o Recurring Verification - A Sprint Spectrum OPAC checklist shall be completed under methods and procedures adopted by Sprint Spectrum a minimum of every 6 months after Network Ready date.

Note #2:

o    Revision 8 - National PCS Network CDMA RF Design Specifications (Rev. 8)

Note #3:

o    Lata Switching System Generic Requirements (BellCore)

Note #4:

o Standard definitions are more current and take precedence over definitions in Rev. 8.

                                                                  Schedule 7.4.6

                           ACCESS TO PERFORMANCE DATA

                     PERFORMANCE DATA REPORTING REQUIREMENTS


1. Initially, the Alliances will allow Horizon real time access to a secure server within the Alliances' network. Horizon personnel will have the ability to enter the server, and extract required report information with minimum Alliances personnel intervention. This server must provide access to all data necessary to produce reports including, but not limited to, RF performance, trunk utilization, switching performance and system outages. The Application Processor or the OMC-R may be used to provide this function or a separate server may be utilized. During the first six (6) months of this agreement, raw data from the OMC-Rs and the switch(es) will be transferred to this server as frequently as the Alliances deem practical, but no less frequently than every 24 hours with the previous day's data available no later than 8:00 a.m. EST the following day.


2. Real time access to performance data will be required within six months of the signing of the Network Services Agreement. At that time Horizon is to have the same access to performance data in the Service Area as it has to its own performance data. In addition to the daily data access described in (1) above, Horizon will be provided a user account with "Super Cell User" (scuser) read-only permissions and login, through which the desired reports will be remotely produced as required. Horizon will, at that time, have the ability to enter the server and extract required report information without Alliances personnel intervention.

                                                                    Schedule 7.7

                                  COVERAGE AREA



PHASE I CONSISTS OF: BTA 073     Charleston WV

                     BTA 197     Huntington WV/Ashland KY


The Central West Virginia  corridor includes BTA 073 - CHARLESTON WV AND BTA 197
- HUNTINGTON WV/ASHLAND KY. The coverage area for this corridor extends along Interstate 64 from Kentucky Exit 185 east to West Virginia Exit 85 including the cities of Catlettsburg, Huntington, Chesapeake, Barboursville, Hurricane, Nitro, South Charleston and Charleston. Service extends northwest of Huntington along the Ohio River to include the cities of Ashland and Ironton. Connecting service is provided along US Route 60 from Ashland to I-64. This market is scheduled to be fully operational on the date of signing and will cover an estimated 468,437 POPs or 54% of the combined population of the BTAs.


PHASE 2 CONSISTS OF:  BTA 075     Charlottesville VA

                      BTA 082     Clarksburg/Elkins WV

                      BTA 104     Danville VA

                      BTA 137     Fairmont WV

                      BTA 266     Lynchburg VA

                      BTA 284     Martinsville VA

                      BTA 306     Morgantown WV

                      BTA 376     Roanoke VA

                      BTA 430     Staunton/Waynesboro VA


The Shenandoah Valley corridor includes BTA 075 - CHARLOTTESVILLE VA, BTA 266 - LYNCHBURG VA, BTA 376 - ROANOKE VA, BTA 430 - STAUNTON/WAYNESBORO VA. The coverage area for Horizon's Shenandoah Valley region extends from the northern boundary of the Staunton/Waynesboro BTA on Interstate 81 southwest to Exit 128 including the cities of Staunton, Lexington and Roanoke. Coverage extends east on Interstate 64, with temporary minor breaks due to zoning challenges, from the intersection with I-81 to the eastern boundary of the Charlottesville BTA including the cities of Waynesboro and Charlottesville. Coverage extends east on US Route 460 from Roanoke to the eastern boundary of Campbell County including the city of Lynchburg. Coverage also extends along US Route 29 connecting Charlottesville with Lynchburg. This market is scheduled to be fully operational on September 1, 1999 and will cover an estimated 722,124 POPs or 66% of the combined population of the BTAs. The Alliances agree to use their reasonable efforts to provide Service at the Greenbriar Resort by October 15, 1999.

The coverage area for BTA 104 - DANVILLE VA extends from Blairs, VA south along US Route 29 to Ruffin, NC, including the city of Danville, VA. Coverage also extends westward along US Route 58 from Danville to BTA boundary. This market is scheduled to be fully operational on September 1, 1999 and will cover an estimated 86,701 POPs or 53% of the population of the BTA.

The coverage area for BTA 284 - MARTINSVILLE VA extends from the northern boundary of Henry County south along US Route 220 to southern boundary of Henry County, including the city of Martinsville, VA. Coverage also extends eastward along US Route 58 from Martinsville to BTA boundary. This market is scheduled to be fully operational on September 1, 1999 and will cover an estimated 56,241 POPs or 641/o of the population of the BTA.

The Northern West Virginia corridor includes BTA 082 - CLARKSBURG/ELKINS WV, BTA 137 - FAIRMONT WV, AND BTA 306 - MORGANTOWN WV. The coverage area for this corridor extends along Interstate 79 from slightly south of Clarksburg, West Virginia, to north of Morgantown, West Virginia including the cities of Clarksburg, Bridgeport, Fairmont and Morgantown and a connecting portion of I-68 northeast of Morgantown to the Cheat Lake residential/resort area. This market is scheduled to be fully operational on September 1, 1999 and will cover an estimated 179,583 POPs or 50% of the combined population of the BTAs.

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

PHASE 3:


New Markets Include:  BTA 035     Beckley WV

The coverage area for BTA 035 - BECKLEY WV, will extend from Exit 54 south along Interstate 77 to Exit 28, including the city of Beckley, WV. Coverage will also extend eastward along Interstate 64 from I-77 split to Exit 125. This market is scheduled to be fully operational on [***] and will cover an estimated [***] or [***] of the population of the BTA.

Coverage Extensions:

The Shenandoah Valley - coverage in BTA 376 - ROANOKE VA will be extended south along US Route 220 to connect with coverage in BTA 284 - MARTINSVILLE VA. This expanded service is expected to be implemented by [***].

The Northern West Virginia corridor - coverage in BTA 082 - CLARKSBURG/ELKINS WV will be extended south along Interstate 79 to Exit 96 and then east along US Route 33 to include full coverage of the cities of Buckbannon and Weston. Coverage in BTA 306 - MORGANTOWN WV will be extended north along Interstate 79 to the BTA boundary. This expanded service is expected to be implemented by [***].

The Central West Virginia corridor - coverage in BTA 073 - CHARLESTON WV will be extended along US Route 35 between I-64 and the Ohio River including the city of Buffalo and will be extended southward along Interstate 77 to Exit 79 including the city of Montgomery. This expanded service is expected to be implemented by [***].

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

PHASE 4:


New Markets Include:   BTA 048   Bluefield WV

The coverage area for BTA 048 - BLUEFIELD, WV will extend south along Interstate 77 from northern BTA boundary to the north end of the tunnel immediately north of Virginia Exit 66. Coverage also extends along US Route 460 from I-77 to Bluefield, WV, including full coverage of the cities of Bluefield and Princeton. This market is scheduled to be fully operational on [***] and will cover an estimated [***] or [***] of the population of the BTA.

Coverage Extensions:

The Shenandoah Valley - coverage in BTA 376 - ROANOKE VA will be extended southwest along Interstate 81 to the BTA boundary and north on Interstate 77 to meet connecting coverage with BTA 048 - Bluefield WV, provided that Horizon is providing facilities-based service in BTA 229 - Kingsport/Johnson City/Bristol. This expanded service is expected to be implemented by [***].

Coverage in BTA 035 - BECKLEY WV will be extended south along Interstate 77 to the BTA boundary, east along Interstate 64 from I-77 split to Exit 139 and northeast along US Route 19 from I-77 to the New River Gorge bridge. This expanded service is expected to be implemented by [***].

                                                                   Schedule 13.1

                           INDEMNIFICATION PROCEDURES

     Notice
     ------
     The Indemnitee will give the Indemnitor written notice within 30 days of becoming aware that any formal or informal claim, demand, or request for indemnified losses under Section 13.1 will be or has been made against the Indemnitee, either individually or with others, (the "Indemnification Claim").

     Defense by Indemnitor
     ---------------------
     If, within 30 days after the giving of notice, the Indemnitee receives written notice from the Indemnitor stating that the Indemnitor intends to dispute or defend against the Indemnification Claim, the Indemnitor will have the right to select counsel of its choice and to dispute or defend against the claim, demand, liability, suit, action or proceeding, at its expense. The Indemnitee will fully cooperate with the Indemnitor in the dispute or defense so long as the Indemnitor is conducting the dispute or defense diligently and in good faith; but the Indemnitor will not be permitted to settle the Indemnification Claim without the prior written approval of the Indemnitee, which approval will not be unreasonably delayed or withheld. Even though the Indemnitor selects counsel of its choice, the Indemnitee has the right to additional representation by counsel of its choice to participate in the defense at Indemnitee's sole cost and expense.

     Defense by Indemnitee
     ---------------------
     If (a) no notice of intent to dispute or defend the Indemnification Claim is received by Indemnitee within the 30-day period, or (b) diligent and good faith defense is not being, or ceases to be, conducted, by the Indemnitor, the Indemnitee has the right to dispute and defend against the Indemnification Claim at the sole reasonable cost and expense of Indemnitor, but the Indemnitee will not permitted to settle the Indemnification Claim without the prior written approval of the Indemnitor, which approval will not be unreasonably withheld.

                                                                   Schedule 15.1

                                  COVERAGE AREA


                         BTA 342     Parkersburg WV/Marietta OH

                         BTA 359     Portsmouth OH


The coverage area for BTA 342 - PARKERSBURG WV/MARIETTA OH extends from Blairs, south along Interstate 77 from milepost 4 in Ohio, south to milepost 168, including the cities of Marietta and Parkersburg. This market is scheduled to be fully operational on September 1, 1999 and will cover an estimated 120,000 POPs or 66% of the population of the BTA.


The coverage area for BTA 359 - PORTSMOUTH OH extends from the northern BTA boundary south along US Route 23 to the southeastern BTA boundary including the city of Portsmouth, OH. This market is scheduled to be fully operational on September 1, 1999 and will cover an estimated 70,000 POPs or 75% of the population of the BTA.


The estimated visual representation for these coverage areas is included on the map in Schedule 7.7.